UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.    )

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

KEARNY FINANCIAL CORP.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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September 19, 2014

Dear Fellow Stockholder:

You are cordially invited to attend the 2014 Annual Meeting of Shareholders of Kearny Financial Corp. to be held at the Crowne Plaza Hotel, located at 690 Route 46 East in Fairfield, New Jersey on Thursday, October 30, 2014 at 10:00 a.m., Eastern Time. The attached notice and proxy statement describe the formal business to be transacted at the meeting.

We are furnishing proxy materials to our shareholders over the Internet. You may read, print and download our 2014 Annual Report to Shareholders and our Proxy Statement at http://cfpproxy.com/5791. On September 19, 2014, we mailed our shareholders a notice containing instructions on how to access these materials and how to vote their shares. The notice provides instructions on how you can request a paper copy of these materials by mail, by telephone or by email. If you requested your materials via email, the email contains voting instructions and links to the materials on the Internet.

You may vote your shares by regular mail or in person at the Annual Meeting. The Annual Meeting is being held so that shareholders may consider the election of directors, the ratification of the appointment of BDO USA, LLP as Kearny Financial Corp.’s independent registered public accounting firm for the year ending June 30, 2015, and the consideration of an advisory, non-binding resolution with respect to the executive compensation described in this Proxy Statement.

The Board of Directors of Kearny Financial Corp. has determined that the matters to be considered at the Annual Meeting are in the best interests of Kearny Financial Corp. and its shareholders. For the reasons set forth in the Proxy Statement, the Board of Directors unanimously recommends a vote “FOR” each matter to be considered.

On behalf of the Board of Directors and the officers and employees of Kearny Financial Corp. and its subsidiary, Kearny Federal Savings Bank, I would like to take this opportunity to thank our shareholders for their continued support of Kearny Financial Corp. We look forward to seeing you at the meeting.

Sincerely,

/s/ Craig L. Montanaro
Craig L. Montanaro President and Chief Executive Officer

120 Passaic Avenue, Fairfield, New Jersey 07004

973-244-4500

KEARNY FINANCIAL CORP.

120 Passaic Avenue

Fairfield, New Jersey 07004

(973) 244-4500

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

NOTICE IS HEREBY GIVEN that the 2014 Annual Meeting of Shareholders (the “Annual Meeting”) of Kearny Financial Corp. (the “Company”) will be held at the Crowne Plaza Hotel located at 690 Route 46 East, Fairfield, New Jersey on Thursday, October 30, 2014 at 10:00 a.m., Eastern Time. The Annual Meeting is for the purpose of considering and acting upon the following matters:

1.	To elect three directors;

2.	To ratify the appointment of BDO USA, LLP as the Company’s independent auditor for the fiscal year ending June 30, 2015;

3.	An advisory, non-binding resolution to approve our executive compensation as described in this Proxy Statement; and

such other business as may properly come before the Annual Meeting or any adjournments thereof may also be acted upon. The Board of Directors is not aware of any other business to come before the Annual Meeting.

The Board of Directors of the Company has determined that the matters to be considered at the Annual Meeting, described in this Notice of Annual Meeting and the accompanying Proxy Statement, are in the best interest of the Company and its shareholders. For the reasons set forth in the Proxy Statement, the Board of Directors unanimously recommends a vote “FOR” each of its nominees, a vote “FOR” the ratification of BDO USA, LLP as independent auditors and a vote “FOR” the non-binding resolution to approve our executive compensation.

Any action may be taken on any one of the foregoing proposals at the Annual Meeting on the date specified above, or on any date or dates to which, by original or later adjournment, the Annual Meeting may be adjourned. Pursuant to the Company’s bylaws, the Board of Directors has fixed the close of business on September 5, 2014 as the record date for determination of the shareholders entitled to notice of and to vote at the Annual Meeting and any adjournments thereof.

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AND VOTED AT THE ANNUAL MEETING. SHAREHOLDERS HAVE A CHOICE OF VOTING BY PROXY CARD OR IN PERSON. CHECK YOUR NOTICE CARD OR THE INFORMATION FORWARDED BY YOUR BROKER, BANK OR OTHER HOLDER OF RECORD TO SEE VOTING OPTIONS AVAILABLE TO YOU. ANY STOCKHOLDER PRESENT AT THE ANNUAL MEETING MAY WITHDRAW HIS OR HER PROXY AND VOTE PERSONALLY ON ANY MATTER PROPERLY BROUGHT BEFORE THIS ANNUAL MEETING. HOWEVER, IF YOU ARE A STOCKHOLDER WHOSE SHARES ARE NOT REGISTERED IN YOUR OWN NAME, YOU WILL NEED ADDITIONAL DOCUMENTATION FROM YOUR RECORD HOLDER IN ORDER TO VOTE IN PERSON AT THE ANNUAL MEETING.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Sharon Jones
Sharon Jones Corporate Secretary

Fairfield, New Jersey

September 19, 2014

Important Notice Regarding Internet

Availability of Proxy Materials

For the Stockholder Meeting to be

Held on October 30, 2014

The Proxy Statement and Annual Report to

Shareholders are available at

http://www.cfpproxy.com/5791

KEARNY FINANCIAL CORP.

120 Passaic Avenue

Fairfield, New Jersey 07004

PROXY STATEMENT

FOR THE

2014 ANNUAL MEETING OF SHAREHOLDERS

GENERAL

This Proxy Statement is being furnished to the shareholders of Kearny Financial Corp. (the “Company”) in connection with the solicitation by the Board of Directors of proxies for use at the 2014 Annual Meeting of Shareholders, to be held at the Crowne Plaza Hotel located at 690 Route 46 East, Fairfield, New Jersey on Thursday, October 30, 2014 at 10:00 a.m., Eastern Time (the “Annual Meeting”). This Proxy Statement and the proxy card are first being made available to shareholders on or about September 19, 2014.

VOTING AND PROXY PROCEDURES

Who Can Vote at the Annual Meeting

You are only entitled to vote at the Annual Meeting if our records show that you held shares of our common stock, $.10 par value (the “Common Stock”), as of the close of business on September 5, 2014 (the “Record Date”). If your shares are held by a broker or other intermediary, you can only vote your shares in person at the Annual Meeting if you have a properly executed proxy from the record holder of your shares (or their designee). As of the Record Date, a total of 67,375,247 shares of Common Stock were outstanding, of which 51,960,337 shares were held by Kearny MHC.

Voting by Proxy

This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of Kearny Financial Corp. for the purpose of requesting that you allow your shares of Common Stock to be represented at the Annual Meeting by the persons named in the Proxy Card. All shares of Common Stock represented at the Annual Meeting by properly executed and dated proxies will be voted according to the instructions indicated on the Proxy Card. If you sign, date and return the Proxy Card without giving voting instructions, your shares will be voted as recommended by the Company’s Board of Directors. The Board of Directors recommends a vote “FOR” each of its nominees for director, a vote “FOR” ratification of the appointment of BDO USA, LLP as the Company’s independent auditor for the 2015 fiscal year and a vote “FOR” an advisory, non-binding resolution to approve our executive compensation as described in this Proxy Statement.

If any matters not described in this Proxy Statement are properly presented at the Annual Meeting, the persons named in the Proxy Card will vote your shares as determined by a majority of the Board of Directors. If the Annual Meeting is postponed or adjourned, your Common Stock may be voted by the persons named in the Proxy Card on the new Annual Meeting dates as well, unless you have revoked your proxy. The Company does not know of any other matters to be presented at the Annual Meeting.

You may revoke your proxy at any time before the vote is taken at the Annual Meeting. To revoke your proxy you must either send written notice of revocation to the Secretary of the Company, at the address shown above, deliver to the Company a duly executed proxy bearing a later date or attend and vote in person at the Annual Meeting. However, if you are a stockholder whose shares are not registered in your own name, you will need appropriate documentation from your record holder to vote in person at the Annual Meeting. The presence at the Annual Meeting of any stockholder who had returned a proxy shall not revoke such proxy unless the stockholder delivers his or her ballot in person at the Annual Meeting or delivers a written revocation to the Secretary of the Company prior to the voting of such proxy.

If you hold your Common Stock in “street name,” you will receive instructions from your broker, bank or other nominee that you must follow in order to have your shares voted. Your broker, bank or other nominee may allow you to deliver your voting instructions via the telephone or the Internet. Please see the instruction form provided by your broker, bank or other nominee that accompanies this Proxy Statement. If you wish to change your voting instructions after you have returned a voting instruction form to your broker, bank or other nominee, you must contact your broker, bank or other nominee.

Internet Access to Proxy Materials

Copies of this Proxy Statement and the 2014 Annual Report to Shareholders are available on the Internet at http://www.cfpproxy.com/5791. Shareholders can elect to receive future proxy statements and annual reports over the Internet rather than in printed form. Shareholders of record can make this election by calling toll free to 1-800-951-2405 or sending an e-mail to fulfillment@rtco.com. If you hold your shares in street name, please refer to the information provided by your broker, bank or other nominee for instructions on how to elect to access future proxy materials over the Internet.

Participants in the Kearny Federal Savings Bank Employee Stock Ownership Plan and Employees’ Savings and Profit Sharing Plan

If you are a participant in the Kearny Federal Savings Bank Employee Stock Ownership Plan (the “ESOP”) or hold Common Stock through the Kearny Federal Savings Bank Employees’ Savings and Profit Sharing Plan (the “401(k) Plan”), you will receive a voting instruction form from each plan that reflects all shares you may vote under these plans. Under the terms of the ESOP, all shares held by the ESOP are voted by the ESOP trustees, but each participant in the ESOP may direct the trustees on how to vote the shares of Common Stock allocated to his or her account. Unallocated shares and allocated shares for which no timely voting instructions are received will be voted by the ESOP trustees as directed by the ESOP Committee consisting of the outside directors of the Board of Directors. Under the terms of the 401(k) Plan, you are entitled to direct the trustee how to vote the shares of Common Stock credited to your account in the 401(k) Plan. The 401(k) Plan trustee will vote all shares for which it does not receive timely instructions from participants in the same proportion as shares for which the trustee received voting instructions. The deadline for returning your voting instruction form is October 23, 2014.

Vote Required

The Annual Meeting can only transact business if a majority of the outstanding shares of Common Stock entitled to vote is represented at the Annual Meeting. If you return a valid proxy or attend the Annual Meeting in person, your shares will be counted for purposes of determining whether there is a quorum even if you abstain or withhold your vote or do not vote your shares at the Annual Meeting. Broker non-votes will be counted for purposes of determining the existence of a quorum. A broker non-vote occurs when a broker, bank or other nominee holding shares for a beneficial owner does not have discretionary voting power with respect to the agenda item and has not received voting instructions from the beneficial owner.

As to the election of directors, the proxy being solicited enables a stockholder to vote “FOR” the election of the three (3) nominees proposed by the Board of Directors, to “WITHHOLD AUTHORITY” to vote for the nominees or to vote “FOR ALL EXCEPT” one or more of the nominees being proposed. Directors are elected by a plurality of votes cast, without regard to either broker non-votes, or proxies as to which authority to vote for the nominees being proposed is withheld.

As to the ratification of BDO USA, LLP as our independent registered public accounting firm, by checking the appropriate box, a stockholder may: (i) vote “FOR” the ratification; (ii) vote “AGAINST” the ratification; or (iii) “ABSTAIN” from voting on such ratification. The affirmative vote of a majority of the shares cast at the Annual Meeting without regard to either broker non-votes, or shares as to which the “ABSTAIN” box has been selected, is required for the ratification of BDO USA, LLP as the independent registered public accounting firm for the year ending June 30, 2015.

As to the advisory, non-binding resolution with respect to our executive compensation as described in this Proxy Statement, a stockholder may: (i) vote “FOR” the resolution; (ii) vote “AGAINST” the resolution; or (iii) “ABSTAIN” from voting on the resolution. The affirmative vote of a majority of the votes cast at the Annual Meeting, without regard to either broker non-votes, or shares as to which the “ABSTAIN” box has been selected on the proxy card, is required for the approval of this non-binding resolution. While this vote is required by law, it will neither be binding on the Company or the Board of Directors, nor will it create or imply any change in the fiduciary duties of, or impose any additional fiduciary duty on, the Company or the Board of Directors.

The Board of Directors will designate an inspector of elections.

Regardless of the number of shares of common stock owned, it is important that record holders of a majority of the shares of the Company’s common stock be represented by proxy or present in person at the Annual Meeting. Stockholders are urged to indicate their vote in the spaces provided on the proxy card and requested to vote by mail or in person.

If you hold your Common Stock in “street name,” you will receive instructions from your broker, bank or other nominee that you must follow in order to have your shares voted. Your broker, bank or other nominee may allow you to deliver your voting instructions via the telephone or the Internet.

PRINCIPAL HOLDERS OF OUR COMMON STOCK

The following table sets forth, as of the Record Date, certain information as to those persons who were known to be the beneficial owners of more than five percent (5%) of the Company’s outstanding shares of Common Stock and as to the shares of Common Stock beneficially owned by all executive officers and directors of the Company as a group.

Name of Beneficial Owner	Shares Beneficially Owned		Stock Options Exercisable Within 60 Days	Total Shares Beneficially Owned (1)	Percent of All Common Stock Outstanding
Directors:
Theodore J. Aanensen	75,499		133,655	209,154	*
John N. Hopkins	307,422		600,000	907,422	1.35
John J. Mazur, Jr.	99,516		133,655	233,171	*
Joseph P. Mazza	108,961		133,655	242,616	*
Matthew T. McClane	65,463		133,655	199,118	*
John F. McGovern	120,656		133,655	254,311	*
Craig L. Montanaro	131,272		140,000	271,272	*
Leopold W. Montanaro	129,461		133,655	263,116	*
John F. Regan	85,868		133,655	219,523	*
Executive Officers:
Eric B. Heyer	20,601	(2)	18,000	38,601	*
Sharon Jones	85,615		140,000	225,615	*
Patrick M. Joyce	39,700		140,000	179,700	*
William C. Ledgerwood	103,218		140,000	243,218	*
Erika K. Parisi	98,380		140,000	238,380	*
Khanh B. Vuong	2,418		—	2,418	*
All directors and executive officers as a group (15 persons)	1,474,050		2,253,585	3,727,635	5.53%
Kearny MHC	51,960,337				77.12%
120 Passaic Avenue Fairfield, New Jersey 07004

*	Less than 1%.
(1)	Beneficial ownership includes shares of common stock held directly as well as shares held by spouses or minor children in trust. Subsequent to the Record Date, 2,235,585 of the above stock options were exercised in exchange for a cash payment from the Company. Consequently, the stock options exercised (or underlying shares) are not beneficially owned as of the date of this proxy statement.
(2)	Includes 15,303 shares pledged as collateral for a secured borrowing facility.

PROPOSAL I – ELECTION OF DIRECTORS

The Company’s bylaws provide that the Board of Directors shall be divided into three classes, as nearly equal in number as possible. Each class serves for a three-year period, with approximately one-third of the directors standing for election each year. The Board of Directors currently consists of nine members. Three directors will be elected at the Annual Meeting to serve for a three-year term and until their successors have been elected and qualified.

Theodore J. Aanensen, Joseph P. Mazza and John F. Regan have been nominated by the Board of Directors for election to a three-year term to expire in 2017. Each of the nominees has consented to be named in the proxy statement and agreed to serve, if elected. It is intended that proxies solicited by the Board of Directors will, unless otherwise specified, be voted for the election of Messrs. Theodore J. Aanensen, Joseph P. Mazza and John F. Regan. If any of the nominees are unable to serve, the shares represented by all valid proxies will be voted for the election of such substitute as the Board of Directors may recommend. At this time, the Board of Directors knows of no reason why any of the nominees might be unavailable to serve.

The following table sets forth for each nominee, continuing director and executive officer of the Company and Kearny Federal Savings Bank: name, positions with the Company, age, year of first election or appointment and expiration of current term if a director.

Name and Positions with Company	Age as of June 30, 2014	Year First Elected or Appointed(1)	Current Term to Expire
BOARD NOMINEES FOR TERM TO EXPIRE IN 2017
Theodore J. Aanensen Director	69	1986	2014
Joseph P. Mazza Director	70	1993	2014
John F. Regan Director	69	1999	2014
DIRECTORS CONTINUING IN OFFICE
Craig L. Montanaro President and Chief Executive Officer, Director	48	2010	2015
Leopold W. Montanaro Director	74	2003	2015
John N. Hopkins Director	67	2002	2015
John J. Mazur, Jr. Chairman of the Board, Director	59	1996	2016
Matthew T. McClane Director	76	1994	2016
John F. McGovern Director	52	1999	2016

EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS
William C. Ledgerwood Sr. Executive Vice President, Chief Operating Officer	61	2002	N/A
Eric B. Heyer Executive Vice President, Chief Financial Officer	52	2010	N/A
Sharon Jones Executive Vice President, Corporate Secretary	60	2002	N/A
Patrick M. Joyce Executive Vice President, Chief Lending Officer	49	2002	N/A
Erika K. Parisi Executive Vice President, Branch Administrator	49	2002	N/A
Khanh B. Vuong Executive Vice President, Chief Risk Officer and Chief Investment Officer	52	2013	N/A

(1)	Refers to the year the individual first became a director or executive officer of either the Company or Kearny Federal Savings Bank (“Kearny Bank”). All current directors, except John N. Hopkins, Leopold W. Montanaro and Craig L. Montanaro who joined the Board of Directors in 2002, 2003 and 2010, respectively, became directors of the Company on its incorporation in 2001.

Business Experience and Qualifications of Directors

The Board of Directors believes that the many years of service that our directors have had with the Company and Kearny Federal Savings Bank (“Kearny Bank”) or with other financial institutions is one of the directors’ most important qualifications for service on the Board of Directors. This service has given them extensive knowledge of the business of Kearny Bank and the Company. Furthermore, their service on Board of Directors committees, especially in areas of audit, compliance and compensation is critical to their ability to oversee the management of Kearny Bank by our executive officers. Service on the Board of Directors by the Chief Executive Officer is critical to aiding the outside directors to understand the crucial and complicated issues that are common in Kearny Bank’s business. Each outside director brings special skills, experience and expertise to the Board of Directors as a result of their other business activities and associations.

Theodore J. Aanensen is an owner and President of Aanensen’s, a luxury home remodeling and custom cabinetry company established in Kearny, New Jersey in 1951. A graduate of Upsala College in 1966, he has been President of Aanensen’s since 1982. He served as Chairman of the Board of Directors of Kearny Bank from January 2000 through January 2004 and as Chairman of the Board of Directors of the Company and Kearny MHC from March 2001 through January 2004. He currently serves on the Board of Directors of Kearny Bank, Kearny MHC and the Company. With over 45 years of business experience, Mr. Aanensen has strong leadership, sales and customer assessment skills. Mr. Aanensen has developed a broad understanding of Kearny Bank’s industry based on his service on the Board of Directors since 1986, strengthening the Board of Directors’ collective knowledge of our business and the policies and practices of the Board of Directors as its governing body.

John N. Hopkins retired March 2011 as Chief Executive Officer of Kearny MHC, the Company and Kearny Bank after serving in those positions since March 2010. Prior to March 2010, he served as President and Chief Executive Officer of Kearny MHC, the Company and Kearny Bank, positions he had held since 2002. He had served Kearny Bank as Executive Vice President from 1994 to 2002 and as Chief Financial Officer from 1994 to 1999. His career at Kearny Bank began in 1975. Mr. Hopkins was elected to serve as a Director in 2002 and currently serves on the Boards of Directors of Kearny Bank, the Company and Kearny MHC. He is a graduate of Fairleigh Dickinson University. Active in professional and charitable organizations, he served on several committees of the New Jersey Bankers Association, the

Board of Directors of TICIC, Inc., a consortium that provides long-term financing for affordable and senior housing in New Jersey, Chairman of the Board of Trustees of Clara Maass Medical Center and Director Emeritus of the Rutherford Senior Citizens Center (55 Kip Center). His many years of service in the operations of Kearny Bank and his past duties as Chief Executive Officer of the Company and Kearny Bank bring a special knowledge of the financial, economic and regulatory challenges we face which makes him well suited to counseling the Board of Directors on these matters.

Joseph P. Mazza has been the sole owner of a dental practice in Rutherford, New Jersey since 1971. A graduate of Seton Hall University and the University of Pennsylvania, he currently serves on the Board of Directors of Kearny Bank, Kearny MHC and the Company. He also serves on the Board of Directors of the Rutherford Senior Citizens Center (55 Kip Center). Dr. Mazza has been active in both professional and charitable organizations and has over 40 years of business experience. He served in the U.S. Army from 1969 to 1971, both in the U.S. and in Vietnam, and then continued to serve in the U.S. Army Reserves as a Lieutenant Colonel through 1993. Dr. Mazza brings to the Board of Directors strong leadership and business management skills along with valuable experience relating to governance and ethical issues.

John J. Mazur, Jr. is the sole owner and President/Chief Executive Officer of Elegant Desserts, a wholesale bakery located in Lyndhurst, New Jersey, that sells gourmet cakes locally and nationally. A 1976 graduate of Villanova University, he opened this business in 1994. From 1976 to 2003, he was also a partner and general manager of Mazur’s Bakery, in Lyndhurst, New Jersey, a family owned business that operated from 1936 until 2003 when it was sold. He became Chairman of the Board of Directors of Kearny MHC, the Company and Kearny Bank in January 2004. Mr. Mazur is a resident of New Jersey and serves on the Board of the Meadowlands Chamber of Commerce as well as serving as Chairman of the Council of Regents for Felician College. Mr. Mazur brings strong marketing and sales skills to the Board of Directors as well as a wide range of experience in business management and employee relations.

Matthew T. McClane retired in 2002 as President and Chief Executive Officer of Kearny Bank after serving in that position since 1994 and as President and Chief Executive Officer of Kearny MHC and the Company after serving in those positions since 2001. After graduating from St. Peter’s College and serving in the U.S. Army Reserves, he began his career with Kearny Bank in December of 1967. His many years of service included a wide range of responsibility for operations and human resources at Kearny Bank, which together with his past duties as Chief Executive Officer of the Company and Kearny Bank bring a special insight and knowledge of personnel challenges along with financial, economic and regulatory challenges we face. This acute insight and knowledge makes him well suited to educating the Board of Directors on these matters. He currently serves on the Board of Directors of Kearny Bank, Kearny MHC and the Company and remains active in the community as a member, past President and current Secretary of the Optimist Club of Kearny, New Jersey.

John F. McGovern has worked as a self-employed Certified Public Accountant (CPA) and Certified Financial Planner (CFP) since 1984 and holds the designation of Personal Financial Specialist (PFS) from the American Institute of Certified Public Accountants. Since 2001, he has been a federally registered investment advisor. Mr. McGovern is also the owner of McGovern Monuments, Inc. a monument sales and lettering company located in North Arlington, New Jersey that has been family owned and operated since 1924. He currently serves on the Board of Directors of Kearny Bank, Kearny MHC and the Company. Mr. McGovern, as a CPA/PFS and CFP, has strong risk assessment, financial reporting and internal control expertise as well as extensive knowledge of accounting and regulatory issues. He has been designated as an audit committee financial expert under the Securities and Exchange Commission’s rules and regulations. Through his considerable experience as a CPA/PFS and CFP, Mr. McGovern provides an essential understanding of public accounting and financial matters to the Board of Directors. As a resident of New Jersey, he is involved in local and community organizations including the American Institute of Certified Public Accountants and the New Jersey Society of Certified Public Accountants.

Craig L. Montanaro was appointed President and Chief Executive Officer of the Company and Kearny Bank in April 2011. Prior to that time, he had served as President and Chief Operating Officer since April 2010. He previously performed the duties of Senior Vice President and Director of Strategic Planning for Kearny Bank and the Company from 2005 to March 2010 and from 2003 to 2004 served as Vice President and Regional Branch Administrator. He is a 1988 graduate of Syracuse University earning a Bachelor’s Degree in finance and marketing and in 2000 received his MBA from Fairfield University. He also received a Graduate Degree in banking from the National School of Banking at Fairfield University. Mr. Montanaro, formerly employed by West Essex Bank as Senior Vice President and Chief Operating Officer, joined Kearny Bank when that bank was acquired by Kearny Bank in 2003. West Essex Bank had employed him beginning in 1988. In addition to solid management and administrative skills, his knowledge and understanding of the financial, economic, social and regulatory environments make him a valuable asset to the Company, Kearny Bank and to the Board of Directors. Craig L. Montanaro is the son of Director Leopold W. Montanaro.

Leopold W. Montanaro is retired and was the Chairman, President and Chief Executive Officer of West Essex Bancorp, Inc. and West Essex Bank, located in Caldwell, New Jersey, until that bank was acquired by the Company on July 1, 2003. He was employed by West Essex Bank beginning in 1972. He serves as a director of Kearny Bank, the Company and Kearny MHC. His past service as President of a financial institution, director on the board of the Federal Home Loan Bank of New York, Chairman of the Board of Directors of the New Jersey Thrift and Bankers Association and his participation in our local community for 45 years brings special knowledge of the financial, economic and regulatory challenges we face as well as knowledge of the local economy and business opportunities for Kearny Bank. He is the father of Craig L. Montanaro, President and Chief Executive Officer of Kearny Bank and the Company.

John F. Regan now retired, was the majority stockholder and President of two automobile sales and service companies, DeMassi Pontiac, Buick and GMC, located in Riverdale, New Jersey and Regan Pontiac, Buick and GMC, located in Long Island City, New York since 1995. Both companies closed in March 2009, and in July 2009, both companies filed for bankruptcy. He currently serves on the Board of Directors of Kearny Bank, Kearny MHC and the Company. Mr. Regan is a resident of New Jersey and his involvement in our local community brings knowledge of the local economy and business opportunities for Kearny Bank. Mr. Regan, while operating his automobile business, developed solid leadership and business management skills as well as a depth of knowledge in the areas of operational efficiency and effectiveness which are a valuable asset to the Board of Directors.

Business Experience and Qualifications of Executive Officers Who Are Not Directors

The business experience for the past five years of each of our executive officers who are not directors is set forth below. Unless otherwise indicated, the executive officer has held his or her position for the past five years.

William C. Ledgerwood was appointed Senior Executive Vice President and Chief Operating Officer in April 2014 and previously served as Executive Vice President and Chief Operating Officer since April 2011. He became Senior Vice President and Chief Financial Officer of Kearny Bank and the Company in December 2006, and served as Senior Vice President, Treasurer and Chief Accounting Officer of Kearny Bank and the Company from 2002 through 2006. He has been employed by Kearny Bank since 1998 and he is a graduate of Bucknell University and the National School of Banking at Fairfield University.

Eric B. Heyer was appointed Executive Vice President and Chief Financial Officer effective April 2014 and previously served as Senior Vice President and Chief Financial Officer since April 2011. He became First Vice President and Chief Accounting Officer of the Company in October 2009 and of Kearny Bank in July 2009. Mr. Heyer had previously served as Senior Vice President, Treasurer and Chief Financial Officer of American Bancorp of New Jersey, Inc. from 1997 until its acquisition by Investors Bancorp, Inc. in May 2009.

Sharon Jones is the Executive Vice President and Corporate Secretary of Kearny MHC, the Company and Kearny Bank. Appointed to the office of Corporate Secretary in 1994, she became a Vice President in 1997, a Senior Vice President in 2002 and an Executive Vice President in April 2014. Beginning her career at Kearny Bank in 1972 as a loan originator, she served as Assistant Vice President of Lending from 1982 to 1994 and also served as Director of Human Resources from 1994 to 2004.

Patrick M. Joyce was appointed Executive Vice President and Chief Lending Officer of Kearny Bank in April 2014, previously serving as Senior Vice President and Chief Lending Officer of Kearny Bank since 2002 and as Vice President of loan originations from 1999 to 2002. He was formerly employed by South Bergen Savings Bank as an Assistant Corporate Secretary and as a loan originator. He joined South Bergen Savings Bank in 1985. He joined Kearny Bank when South Bergen Savings Bank was acquired by Kearny Bank in 1999.

Erika K. Parisi was appointed Executive Vice President and Branch Administrator of Kearny Bank in April 2014, previously serving as Senior Vice President and Branch Administrator of Kearny Bank since 2002 and as Vice President and Branch Administrator from 1999 to 2002. She was formerly employed by South Bergen Savings Bank as Vice President and Branch Administrator and joined Kearny Bank when South Bergen Savings Bank was acquired by Kearny Bank in 1999. She joined South Bergen Savings Bank in 1991.

Khanh B. Vuong was appointed Executive Vice President, Chief Risk Officer and Chief Investment Officer in April 2014, previously serving as Senior Vice President, Chief Risk Officer and Chief Investment Officer since February 2013. Mr. Vuong, with over 25 years’ experience in diverse areas of banking, joined Kearny Bank in February 2011 in the capacity of Vice President of Enterprise Risk Management. He was promoted to the position of First Vice President and Chief Risk Officer in July 2012, then Senior Vice President, Chief Risk Officer and Chief Investment Officer in February 2013. Prior to his employment with Kearny Bank, he served as a Vice President at A.M. Best Company from April 2004 until November 2010 managing the Bank Rating Group. He is a 1983 graduate of New York University/College of Business Administration earning a B.S. in Marketing and Management and in 1985, he earned his M.B.A. in Finance from the Stern School of Business at New York University.

CORPORATE GOVERNANCE

Codes of Ethics

The Company has adopted a Code of Ethics that reflects current circumstances and Securities and Exchange Commission and Nasdaq definitions for such codes. The code of business conduct and ethics covers the Company, Kearny Bank and other subsidiaries. Among other things, the code of business conduct and ethics includes provisions regarding honest and ethical conduct, conflicts of interest, full and fair disclosure, compliance with law, and reporting of and sanctions for violations. The code applies to all directors, officers and employees of the Company and subsidiaries. We have posted a copy of the Code of Ethics on our corporate website, at www.kearnyfederalsavings.com, on the “Investor Relations” tab under the link “Governance Documents.” As further matters are documented, or if those documents (including the Code of Ethics) are changed, waivers from the code of business conduct and ethics are granted, or new procedures are adopted, those new documents, changes and/or waivers will be posted on the corporate website at that address.

Transactions With Certain Related Persons

Since the beginning of the last fiscal year, no directors, officers or their immediate family members have had a direct or indirect material interest in any transactions in which we or any subsidiary were a participant involving an amount in excess of $120,000 (other than loans from Kearny Bank).

Kearny Bank makes loans to its officers, directors and employees in the ordinary course of business. Kearny Bank has adopted written policies governing these loans. In accordance with federal regulations, all such loans or extensions of credit were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons not related to Kearny Bank and did not involve more than the normal risk of collectability or present other unfavorable features. All such loans are approved in advance by the Board of Directors with any interested director abstaining. Loans to insiders are monitored on a monthly basis to ensure continued compliance with Kearny Bank’s lending policies.

Director Independence

The Board of Directors has determined that Directors Aanensen, Mazza, Regan, Mazur, McClane, McGovern and Hopkins are independent directors within the meaning of the listing standards of The Nasdaq Stock Market. In making this determination, the Board of Directors considered various deposit and loan relationships and past employment relationships that the independent directors have with the Bank but determined that these relationships did not impair their independence.

Board Leadership Structure and Role in Risk Management

Under the Board of Directors’ current leadership structure, the offices of Chairman of the Board and Chief Executive Officer are held by separate individuals. John J. Mazur, Jr. serves as Chairman of the Board of Directors. Mr. Mazur is an independent director and does not serve in any executive capacity with the Company. The Company’s Chief Executive Officer is Craig L. Montanaro. Although the offices of Chairman of the Board and Chief Executive Officer are currently held by separate individuals, the Board of Directors has not made a determination that this is the appropriate leadership structure for the Board of Directors in all circumstances and reserves the right to combine these offices in the future if deemed appropriate under the circumstances.

The Board of Directors has general authority over the Company’s risk oversight function, with authority delegated to the Enterprise Risk Management Committee to review risk management policies and practices in specific areas of the Company’s business. The Audit & Compliance Committee is primarily responsible for providing oversight of the financial reporting process, the audit process, the system of internal controls and compliance with laws and regulations. The Audit & Compliance Committee works closely with officers involved in the risk management function and the internal audit staff who report directly to the Audit & Compliance Committee.

Operation of the Board of Directors

During the fiscal year ended June 30, 2014, the Boards of Directors of Kearny MHC, the Company and Kearny Bank held three, six and fourteen meetings, respectively. No director attended fewer than 75% of the total meetings of the Board of Directors and committees on which he served during the year ended June 30, 2014. The Board of Directors maintains an Audit & Compliance Committee, a Budget Committee, an Executive Committee, an Interest Rate Risk Management Committee, an Asset Quality Committee, an Enterprise Risk Management Committee, a Nominating Committee and a Compensation Committee, as well as a Governance Committee, an Information Technology Committee and a Benefits Equalization Plan Administrative Committee. Also during the fiscal year ended June 30, 2014, all independent directors attended two executive sessions of the Company.

Enterprise Risk Management Committee. This committee consists of Directors Hopkins (Chair), McGovern, Montanaro (Leopold), and Mazur. The responsibilities of this Committee encompass determining the Company’s risk appetite and strategy, monitoring management’s implementation thereof, identifying and managing multiple and cross-enterprise operational and strategic risks and monitoring the Company’s overall risk position. This committee meets quarterly and met four times during the year ended June 30, 2014.

Compensation Committee. This committee consists of Directors Aanensen (Chair), Mazur, Mazza and McClane. Each member of the Compensation Committee is independent in accordance with the current listing standards of The Nasdaq Stock Market, including the enhanced independent requirements for compensation committee members of listed companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act. The Board of Directors has adopted a written charter for the Compensation Committee which is available in the Governance Documents section of the “Investor Relations” page of our website at www.kearnyfederalsavings.com. The responsibilities of this committee include appraisal of the performance of officers, administration of management compensation plans and review of directors’ compensation. This committee reviews industry compensation surveys and reviews the recommendations of management on employee compensation matters. This committee meets as needed and met seven times during the year ended June 30, 2014.

Audit & Compliance Committee. This committee consists of Directors McGovern (Chair), Mazur, Mazza and Regan. Each member of the Audit & Compliance Committee is independent in accordance with the listing standards of The Nasdaq Stock Market, including those standards specifically applicable to audit committee members. The Board of Directors has determined that John F. McGovern is an audit committee financial expert within the meaning of the rules of the Securities and Exchange Commission. This committee’s responsibilities include oversight of the internal audit and regulatory compliance activities and monitoring management and employee compliance with the Board of Directors’ audit policies and applicable laws and regulations. This committee is directly responsible for the appointment, compensation, retention and oversight of the work of the external auditors. The Board of Directors has adopted a written charter for the Audit & Compliance Committee, which governs its composition, responsibilities and operation. A copy of this charter is available in the Governance Documents section of the “Investor Relations” page of our website at www.kearnyfederalsavings.com. This committee meets monthly and also periodically with the internal auditor, the compliance officer and the external auditors and met thirteen times during the year ended June 30, 2014.

Report of the Audit & Compliance Committee. For the fiscal year ended June 30, 2014, the Audit & Compliance Committee: (i) reviewed and discussed the Company’s audited financial statements with management; (ii) discussed with the Company’s independent auditor, BDO USA, LLP, all matters required to be discussed under Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol 1. AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T; and (iii) received the written disclosures and the letter from BDO USA, LLP as required by applicable requirements of the Public Company Accounting Oversight Board regarding BDO USA, LLP’s communications with the Audit & Compliance Committee concerning independence and discussed with BDO USA, LLP its independence. Based on the foregoing review and discussions, the Audit & Compliance Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2014 for filing with the Securities and Exchange Commission.

Audit & Compliance Committee:	John F. McGovern (Chair),
John J. Mazur, Jr., Joseph P. Mazza, John F. Regan

Nominating Committee. This committee consists of Directors McGovern (Chair), McClane and Mazur and is responsible for the annual selection of nominees for election as directors. Each member of the Nominating Committee is independent in accordance with the listing standards of The Nasdaq Stock Market. This committee operates under a written charter, which governs its composition, responsibilities and operations. A copy of this charter is available in the Governance Documents section of the “Investor Relations” page of our website at www.kearnyfederalsavings.com. The committee meets as needed and met one time during the year ended June 30, 2014.

The charter states that the Committee will seek nominees with excellent decision-making ability, business experience, personal integrity and a favorable reputation, who are knowledgeable about the business activities and market areas in which the Company and its subsidiaries engage. The Committee may consider diversity in market knowledge, background, experience, qualifications, and other factors as part of its evaluation of each candidate.

The Company does not pay fees to any third party to identify or evaluate or assist in identifying or evaluating potential nominees. The Committee’s process for identifying and evaluating potential nominees includes soliciting recommendations from directors and officers of the Company and Kearny Bank. Additionally, the Committee will consider persons recommended by shareholders of the Company in selecting the individuals the Committee recommends to the Board of Directors for selection as the Board of Directors’ nominees. The Committee will evaluate persons recommended by directors or officers of the Company or Kearny Bank and persons recommended by shareholders in the same manner.

To be considered in the Committee’s selection of individuals the Committee recommends to the Board of Directors for selection as the Board of Directors’ nominees, recommendations from shareholders must be received by the Company in writing by at least 120 days prior to the date the proxy statement for the previous year’s annual meeting was first distributed to shareholders. Recommendations should identify the submitting stockholder, the person recommended for consideration and the reasons the submitting stockholder believes such person should be considered.

The Company’s bylaws provide that any stockholder wishing to make a nomination for the election of directors or a proposal for new business at a meeting of shareholders must send written notice to the Secretary of the Company at least five days before the date of the annual meeting. The bylaws further provide that if a stockholder wishing to make a nomination or a proposal for new business does not follow the prescribed procedures, the proposal will not be considered until an adjourned, special, or annual meeting of the shareholders taking place thirty days or more thereafter. Management believes that it is in the best interests of the Company and its shareholders to provide enough time for management to disclose to shareholders information about any competing slate of director nominations. This advance notice requirement may also give management time to solicit its own proxies in an attempt to defeat any dissident slate of nominations if management thinks it is in the best interest of shareholders generally. Similarly, adequate advance notice of stockholder proposals will give management time to study such proposals and to determine whether to recommend to the shareholders that such proposals be adopted.

COMPENSATION DISCUSSION AND ANALYSIS

General Policy

The objective of our executive compensation program is to offer competitive short-term and long-term compensation opportunities that will attract, motivate and retain qualified and talented executives who will help facilitate improved financial performance and earnings growth with a focus on enhancing long-term value for our stockholders. Our executive compensation program is intended to align the interests of our executive officers with stockholders by rewarding performance measured against the approved annual corporate budget, and by rewarding strong executive leadership and superior individual performance. Compensation levels for executives are established after considering factors that include, but are not limited to, our financial performance and competitive labor market conditions. Furthermore, qualitative factors such as overall job performance, individual leadership, teamwork, and community involvement are considered in compensation deliberations.

Components of Compensation

In establishing and evaluating executive compensation, the Compensation Committee concentrates on several fundamental pay components: base salary, bonus compensation, retirement income opportunity and long-term performance-based incentives through equity based compensation.

Base Salary: Salary levels for senior executives and other officers are reviewed by the Compensation Committee on an annual basis. Salary levels reflect an individual’s job responsibilities, career experience and job performance and the Compensation Committee’s analysis of competitive marketplace conditions for similar positions.

Bonus Compensation: We seek to reward the achievement of the Company’s and Kearny Bank’s business objectives by providing bonus compensation to those individuals who play an instrumental role in defining and then achieving or exceeding specific previously determined organizational business objectives. Although the Compensation Committee’s decisions are discretionary, the general factors that are used to determine bonuses are: (1) the actual company performance achieved as detailed in the annual operating budget; (2) an individual’s contribution to our and Kearny Bank’s achievement of its goals as detailed in its business plan and the annual operating budget since the executive’s last evaluation; and (3) the individual’s demonstrated capacity to adapt to changing business needs. No specific weightings of these factors were used to calculate bonuses. The Compensation Committee reviews the corporate performance following the end of the planning year as measured against the corporate budget approved by the Board of Directors for such year. The aggregate bonus pool accrued during the 2014 fiscal year was equal to 5.50% of total employee base compensation. While the Compensation Committee considers actual corporate performance compared against its corporate budget, aggregate bonus compensation and individual bonus awards are not directly tied to that measure.

Retirement Income Opportunity: Another component of both the Company’s and Kearny Bank’s executive compensation strategy is retirement income opportunity. Presently, retirement income opportunity involves Kearny Bank’s defined benefit pension plan and the Benefits Equalization Plan related to the defined benefit plan (each of which have been frozen as of July 1, 2007 so that future service or salary changes will not increase retirement benefits). Kearny Bank also maintains a 401(k) Plan and the ESOP and related ESOP Benefits Equalization Plan. The retirement income programs provide a significant inducement for long-term retention of high-performing executives.

Equity Based Compensation: Our stockholders approved our Stock Compensation and Incentive Plan in 2005. Through this plan, senior executives and other officers may be awarded stock options and restricted stock awards that will offer them the possibility of future compensation opportunity depending on the executive’s continued employment with us and Kearny Bank and the long-term price appreciation of our common stock. During the fiscal years ended June 30, 2014, 2013 and 2012, no equity awards were made to any of our named executive officers, except for a stock option and restricted stock award made to Mr. Vuong on April 1, 2014. The Compensation Committee may grant equity-based compensation from time to time and it considers making awards in conjunction with the value of the other components of compensation in order to evaluate the overall value of each compensation component to senior executive and other officers. Although the stock options previously awarded to the executive officers do not currently represent a significant component of the overall compensation program, at the time of grant it was anticipated that such options would provide a meaningful compensation opportunity in the longer term in conjunction with long-term increases in stockholder value as measured by anticipated future appreciation in the market value of our stock. Such equity awards were granted in an effort to provide the senior executives and other officers with long-term performance and retention incentives consistent with our objective of enhancing long-term value for our stockholders.

In connection with the proposed second-step offering and conversion by Kearny MHC, all outstanding stock options and restricted stock awards granted under the Stock Compensation and Incentive Plan will be exchanged for new stock options and shares of the Company common stock, as applicable, pursuant to the exchange ratio related to the proposed second-step offering and conversion by Kearny MHC. All such awards will continue to be subject to the applicable terms of the award agreement.

Other Important Components of the Compensation Program: In addition to these components of the compensation program, we also maintain employment agreements, including change in control severance protection for the executive officers named in the Summary Compensation Table, insurance programs and other benefit programs, and perquisites and other personal benefits, all consistent with industry practices in our market areas. All of these components of the compensation program are intended to maintain a competitive compensation program necessary to reward our executive officers for achieving our corporate goals and objectives and to provide the necessary job security and protections so that they may focus on achieving improved financial performance for us and our stockholders and to permit us to recruit new professional staff from time to time as necessary.

Senior Management Incentive Compensation Plan — Short Term Incentives

The primary objective of our Senior Management Incentive Compensation Plan (the “Incentive Compensation Plan”) is to motivate and reward senior management for achieving specific goals of the Company that support our profitability, growth and prudent management of risk.

Eligibility is limited to executives and certain senior vice president positions that have a significant impact on the success of the Company. Participants include the officer tier levels of Senior Vice President, Executive Vice President, Senior Executive Vice President and President and Chief Executive Officer. Participants will be nominated by the President and Chief Executive Officer and approved by the Compensation Committee.

The performance goals are defined each year and approved by the Compensation Committee. At the beginning of each fiscal year, the President and Chief Executive Officer propose performance goals to the Compensation Committee. The Compensation Committee discusses the proposed goals of the Company with the Chief Executive Officer and incorporates appropriate modifications before adoption by the Compensation Committee.

Actual payouts are expected to vary each year based on a combination of the Company and individual performance. Funding for the Incentive Compensation Plan can range from 0% to 50% of a participant’s base salary depending on the Company performance and strategic achievements. For the fiscal year ending June 30, 2015, target annual incentive opportunities for different performance goals are 25% of base salary, and payments to the named executive officers will not exceed 50% of base salary depending on the performance of the Company.

After the end of the performance year, the President and Chief Executive Officer will provide the Compensation Committee with a summary of each officer’s performance and incentive recommendations based on their individual performance results relative to specific goals set at the start of the year. The Compensation Committee will conduct a similar review of the President and Chief Executive Officer, which includes input concerning the President and Chief Executive Officer’s performance from the Board of Directors, assessing individual goals, and overall contributions for the year. The Compensation Committee determines the President and Chief Executive Officer’s award and approves the officer awards. The Compensation Committee retains the discretion to modify incentive payouts based on significant individual or the Company performance shortfalls and/or regulatory and safety and soundness considerations. The Compensation Committee also has the discretion to make the award, or a portion of the award, payable in the form of equity, if desired, to facilitate officers’ ownership guidelines.

In order to ensure incentives are funded based on profits, the Company must achieve at least a threshold level of net income for any performance factor to pay above target levels. Threshold net income is defined as 75% of Kearny Bank’s budget for the Incentive Compensation Plan year. If Kearny Bank does not achieve the threshold net income level, incentive payout awards for any one-performance factor will be capped at target level. If performance falls below 50% for any individual performance factor, no incentive compensation will be paid out on that performance measure. Additionally, an overall floor has been instituted in which no payout will result if net income falls below 50% of target. The Incentive Compensation Plan may be adjusted for extraordinary items at the discretion of the Compensation Committee with Board of Directors approval.

The size of the incentive pool funding is determined based on the Company performance relative to the following performance targets: Net Income, Return on Average Assets, Earnings Per Share, Loan Growth, Core Deposit Growth, and certain other risk management factors such as Asset Quality or Interest Rate Risk. Each goal has a defined range of acceptable performance (underperformance, target and outperformance). If target is achieved, 100% of the pool is credited for that metric. If the minimum threshold is achieved, 50% of the pool is credited for that metric and outperformance is credited at 200%, with payment to a named executive officer capped at 50% of base salary.

The Compensation Committee weights each named executive officer’s annual performance targets under the Incentive Compensation Plan differently based on both corporate financial targets and individual goals. As an example, certain named executive officers may have higher weights assigned to corporate financial targets and lower weights assigned to their individual goals based on the nature of their job and the associated responsibilities.

The objective is to ensure our Incentive Compensation Plan is funded appropriately based on profits and strategic results.

In the event the Company or Kearny Bank is required to restate its financial statements, the effect of which negatively impacts reported financial results, participants will be required to forfeit any incentive award earned or distributed during the period for which the restatement is required in excess of what they would have otherwise received based on restated results. The Compensation Committee has discretion in determining the application of clawbacks and the amounts to be reclaimed.

The Incentive Compensation Plan was implemented effective July 1, 2014, and accordingly no awards were made under the Incentive Compensation Plan for the fiscal year ended June 30, 2014.

Administration of Compensation Program

The Compensation Committee of the Company is responsible for the administration of the compensation program for the Chief Executive Officer and the other executive officers. The Compensation Committee meets periodically throughout the fiscal year, to determine annual salary adjustments, cash bonus and any equity awards for senior executive and other officers. the Company does not have a formal policy addressing each specific type of compensation. The Compensation Committee considers a variety of factors as it evaluates compensation for each officer, including:

•	the Company’s overall financial performance as compared to budget and prior year’s performance;

•	bank regulatory compliance and examination results;

•	bank performance metrics compared to other financial services companies in our market area, including return on assets, return on equity, level of non-performing loans and efficiency ratio;

•	the individual achievements of each officer in their respective areas of responsibility; and

•	the market competitiveness of the Company’s compensation and benefits programs applicable to its executive management.

The Compensation Committee does not assign a specific weight to any given factor, and no factor has more specific weight than another factor considered. Annual salary increases are generally made in amounts deemed necessary to maintain the competitiveness of the salary structure. Absent a material increase in duties performed by an executive or a significant change in the economic or competitive environment, salaries are not increased materially from year to year.

Mr. Montanaro, serving as the Chief Executive Officer, met with the Compensation Committee to discuss the performance evaluations of each of the executive officers, excluding him, and presented his recommendations. Mr. Montanaro is not present for any discussion involving his personal compensation.

The Compensation Committee awards specific bonus amounts for each executive officer after reviewing the Company’s most recently completed fiscal year results and individual performance. Beginning on July 1, 2014, and for the fiscal year ending June 30, 2015, the Compensation Committee will approve bonuses under the terms of the Incentive Compensation Plan as described above. The Company has never been required to materially adjust or restate its reported earnings. If the Company is required to restate its financial statements, the effect of which negatively impacts reported financial results, participants in the Incentive Compensation Plan will be required to forfeit incentive awards earned or distributed during the period for which the restatement is required in excess of what they would have otherwise received based on restated results. Under the Dodd-Frank Act, a policy of recoupment of incentive compensation will be required for institutions above $1 billion in asset size. The Company will be implementing such a recoupment policy in the future to comply with such requirements following issuance of final regulations by our federal banking regulators.

The Board of Directors believes that equity-based compensation is important in aligning the interests of management with those of stockholders and has established the ESOP and the Company’s 2005 Stock Compensation and Incentive Plan to help facilitate this objective. Although each of the executive officers has a substantial personal investment in our common stock, the Board of Directors does not have any formal equity ownership requirements or guidelines for our executive officers or directors.

Committee Review of Executive Compensation

In making its recommendations regarding executive compensation at calendar year-end 2013, the Compensation Committee considered various factors, including the financial condition and performance of the Company compared to the Company’s operating budget, the current economic conditions and interest rate environment, and the executive officer’s efforts to generate revenues and implement cost reduction strategies. The Compensation Committee also considers the individual performance of the executive officers, attainment of strategic business initiatives and regulatory compliance. The Compensation Committee has considered the potential risks to which the incentive compensation programs may expose the Company, and the established policies, controls and procedures of the Company and Kearny Bank that exist to protect against such risks to the Company (See “—Compensation Risk Assessment”).

The Compensation Committee utilizes publicly available information to gather information related to compensation practices for executive officers of financial services companies in order to determine market competitive levels of compensation as well as reviewing internal pay levels within the executive group. The Compensation Committee’s review of such information includes an analysis of the compensation practices for executive officers of financial services companies with assets of between $1.0 billion and $5.0 billion located in New Jersey and in the adjacent states of New York and Pennsylvania within approximately 100 miles of Fairfield, New Jersey. In November 2013, these companies consisted of BCB Bancorp, Inc., Beneficial Mutual Bancorp, Inc., Bryn Mawr Bank Corporation, Cape Bancorp, Inc., Center Bancorp, Inc., Clifton Savings Bancorp, Inc., Customers Bancorp, Inc., Dime Community Bancshares, Inc., ESSA Bancorp, Inc., First of Long Island Corporation, Flushing Financial Corporation, Fox Chase Bancorp, Inc., Hudson Valley Holding Corp., Intervest Bancshares Corporation, Lakeland Bancorp. Inc., Northfield Bancorp, Inc., Ocean Shore Holding Co., OceanFirst Financial Corp., Oritani Financial Corp, Peapack-Gladstone Financial Corporation, Suffolk Bancorp, Sun Bancorp, Inc. and Univest Corporation of Pennsylvania.

In November 2013, the Compensation Committee reviewed the total salary plus cash bonus payments received by the Chief Executive Officer, the Chief Financial Officer, the Chief Operating Officer, the Chief Lending Officer and the Chief Risk Officer for the companies in this comparative group as reported in the summary compensation table of such companies as set forth in the most recent annual meeting proxy statements as filed with the Securities and Exchange Commission. The Compensation Committee reviewed the reported compensation for the comparable group’s 25th percentile, median and 75th percentile with respect to total salary and total salary plus cash bonus paid by this group of companies for each executive position reviewed. The Compensation Committee reviewed such data prior to making its salary and cash bonus decisions in late 2013 with respect to the executive officers included in the Summary Compensation Table. The Company does not engage in any specific benchmarking of total compensation or specific elements of compensation to a predetermined peer group of companies when determining compensation levels for its executive officers. The comparison companies and the elements of compensation that are compared are reviewed annually and may change from year-to-year. The Compensation Committee makes decisions regarding each individual executive’s target total compensation opportunity with consideration of the goal of motivating and retaining an experienced and effective management team.

In June 2014, the Compensation Committee reviewed updated total salary and total salary plus cash bonus compensation received by the Chief Executive Officers, the Chief Operating Officers, the Chief Financial Officers and the Chief Lending Officers for the companies in this comparative group as reported in the summary compensation table of such companies. The Compensation Committee reviewed updated compensation information with respect to the comparable group’s 25th percentile, median and 75th percentile with respect to total salary and total salary plus cash bonus paid by this group of companies for each executive position reviewed. The Compensation Committee determined that the compensation decisions made in December 2013 were consistent with the updated market data available.

The Compensation Committee has access to the public disclosures of comparable companies and available trade compensation surveys through the Company’s internal resources and its business advisors. However, the Compensation Committee formulates its own compensation decisions based upon its review and analysis of such data, rather than relying on the analysis and recommendations of third-party consultants. The Compensation Committee utilized the services made available through ADP and IBM (formerly Kenexa) to assist the Compensation Committee in the review of certain matters, including developing compensation benchmarks for job positions organization-wide and developing incentive compensation programs for all executive and other positions throughout the organization.

The Compensation Committee is responsible for conducting periodic reviews of the executive compensation of senior executives, including the President and Chief Executive Officer. The Compensation Committee determines salary levels for senior executives and other officers and amounts of cash bonuses to be distributed to those individuals, if and as appropriate. Awards to senior management and key employees under the Company’s 2005 Stock Compensation and Incentive Plan are determined by the Compensation Committee.

The Compensation Committee met during November and December 2013 and reviewed the compensation of the senior officers, the Company’s operating performance, the competitive market competition data and determined to increase the base salaries of the named executive officers, other than the President and Chief Executive Officer and Senior Executive Vice President and Chief Operating Officer, by 5% effective as of January 1, 2014. The Compensation Committee also approved a bonus payment equal to 3% of base salary to each of the named executive officers. Such cash bonuses awarded in December 2013 related to performance for the fiscal year ended June 30, 2013.

Compensation of the Chief Executive Officer

In assessing appropriate types and amounts of compensation for the CEO, the Board of Directors evaluates both corporate and individual performance. Individual factors include the CEO’s initiation and implementation of successful business strategies; maintenance of an effective management team and management succession planning; and various personal qualities, including leadership, commitment, and professional and community standing.

In November 2013 the Compensation Committee reviewed the Company’s fiscal year 2013 operating results, as well as the job performance of President and CEO, Craig Montanaro. The Compensation Committee believes that Mr. Montanaro has made significant contributions to our ongoing success, including his vision and leadership efforts in terms of the transformation process that is still occurring at the Company and Kearny Bank, including the significant increase in commercial loan growth that has occurred, improvements in Kearny Bank’s deposit products mix profitability, as well as asset quality improvements. The Compensation Committee also considered his leadership in efforts to control organizational cost while increasing revenues and profitability. The Compensation Committee also considered his efforts with the Company and Kearny Bank in establishing good working relationships with the organizations’ new banking regulators (the Federal Reserve Board and the OCC), and the significant regulatory compliance changes that the Company and Kearny Bank have had to comply with over the last two years. Additionally, the Compensation Committee considered the median and 75th percentile base salary and total cash compensation paid to the CEO of the comparative peer group companies. Mr. Montanaro did not receive a base salary increase for 2014. The Compensation Committee did approve a bonus award of $13,500 (representing 3% of base salary) for the fiscal year 2013 performance.

Tax Deductibility of Executive Compensation

Under Section 162(m) of the Internal Revenue Code, companies are subject to limits on the deductibility of executive compensation. Deductible compensation is limited to $1 million per year for the Chief Executive Officer and the three most highly paid executive officers listed in the summary compensation table other than the Chief Financial Officer. Compensation that is “performance-based” under the Internal Revenue Code’s definition is exempt from this limit. Stock option grants by the Company are intended to qualify as performance-based compensation.

The Compensation Committee does not have a formal policy with respect to the payment of compensation in excess of the deduction limit. The Compensation Committee’s practice is to structure compensation programs offered to the executive officers with a view to providing incentives necessary to attract, retain and reward our executive officers. In most instances, such compensation is anticipated to satisfy the requirements for tax-deductibility. The Compensation Committee may determine to authorize payments, all or part of which would be nondeductible for federal tax purposes. It is anticipated that all compensation earned for the fiscal year ended June 30, 2014 will be a deductible expense for tax purposes in accordance with Section 162(m) of the Internal Revenue Code.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis that is required by the rules established by the Securities and Exchange Commission. Based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee: Theodore J. Aanensen (Chair), John J. Mazur, Jr., Joseph P. Mazza and Matthew T. McClane

Compensation Committee Interlocks and Insider Participation

The Compensation Committee consists of Directors Aanensen, Mazur, Mazza and McClane. Members of the Compensation Committee are non-employee directors of the Company and Kearny Bank. No member of the Compensation Committee or any other director is, or was during fiscal year 2014, an executive officer of another company whose board of directors has a comparable committee on which one of the Company’s executive officers serves. None of the executive officers of the Company is, or was during fiscal year 2014, a member of the board of directors or a comparable compensation committee of a company of which any of the directors of the Company is an executive officer.

COMPENSATION RISK ASSESSMENT

During the 2014 fiscal year, senior management conducted an updated Compensation Risk Assessment which was presented to and reviewed by the Compensation Committee. This Compensation Risk Assessment concluded the Company’s compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company.

EXECUTIVE COMPENSATION

Summary Compensation Table. The following table sets forth for the fiscal years ended June 30, 2014, 2013 and 2012 certain information as to the total compensation paid to our President and Chief Executive Officer, Executive Vice President and Chief Financial Officer and our three other most highly compensated executive officers. Each executive is referred to as a named executive officer.

Name and Principal Position	Year	Salary($)	Bonus($)	Stock Awards(1)($)	Option Awards(1)($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(2)($)	All Other Compensation(3)($)	Total($)
Craig L. Montanaro	2014	450,000	13,500	—	—	10,000	76,284	549,784
President and	2013	375,000	15,000	—	—	—	41,637	431,637
Chief Executive Officer	2012	300,000	15,000	—	—	31,000	50,294	396,294
William C. Ledgerwood	2014	300,600	9,018	—	—	36,000	55,773	401,391
Sr. Executive Vice	2013	285,600	13,530	—	—	—	44,236	343,366
President and Chief Operating Officer	2012	270,600	13,530	—	—	87,000	47,229	418,359
Patrick M. Joyce	2014	275,348	8,059	—	—	26,000	39,625	349,032
Executive Vice President	2013	263,466	12,915	—	—	—	31,301	307,682
and Chief Lending Officer	2012	258,300	12,915	—	—	74,000	35,366	380,581
Eric B. Heyer	2014	245,180	7,176	—	—	—	35,285	287,641
Executive Vice President	2013	234,600	11,500	—	—	—	24,721	270,821
and Chief Financial Officer	2012	230,000	11,340	—	—	—	27,850	269,190
Khanh B. Vuong	2014	230,881	25,000	110,925	129,000	—	32,935	528,741
Executive Vice President,	2013	208,904	25,000	—	—	—	13,609	247,513
Chief Risk Officer and Chief Investment Officer	2012	177,624	25,000	—	—	—	1,872	204,496

(1)	These amounts represent the aggregate grant date fair value for outstanding restricted stock awards and stock option awards granted during the year indicated, computed in accordance with FASB ASC Topic 718. The assumptions used to determine the value of restricted stock awards and stock option awards described in Note 16 to the audited consolidated financial statements. For stock option awards, amounts reported are grant date fair values computed based upon the Black-Scholes options valuation model, which estimated the present dollar value of the Company’s common stock options at the time of the grant. The actual value, if any, that may be realized will depend on the excess of the stock price over the exercise price on the date the options is exercised. Therefore, there is no assurance that the value realized by a named executive officer will be at or near the value shown above. For restricted stock awards, the amount shown reflects the aggregate grant date fair value of restricted stock awards granted to a named executive officer on April 1, 2014 with a grant date market value of $14.79 per share. Since all grants vest (are earned) at a rate of 20% per year beginning in 2015, the named executive officer will not recognize any income from the awards during 2014.
(2)	Includes for each individual the increase (if any) for the fiscal year in the present value of the individual’s accrued benefit (whether or not vested) under each tax-qualified and non-qualified actuarial or defined benefit plan calculated by comparing the present value of each individual’s accrued benefit under each such plan in accordance with FASB ASC Topic 715 as of the plan’s measurement date in such fiscal year to the present value of the individual’s accrued benefit as of the plan’s measurement date in the prior fiscal year.
(3)	For fiscal year 2014, all other compensation included the following:

Name	401(k) Plan Employer Contribution($)	Bank Owned Life Insurance (Taxable)($)	Allocation of Shares Under the ESOP*($)	Long-Term Care Insurance Premium($)	Accrued Dividends on Unvested Stock Awards($)	Auto($)	Country Club Dues($)
Craig L. Montanaro	—	727	54,967	3,212	—	6,714	10,664
William C. Ledgerwood	6,937	1,394	35,692	4,750	—	7,000	—
Patrick M. Joyce	5,211	521	31,201	2,692	—	—	—
Eric B. Heyer	7,079	629	27,577	—	—	—	—
Khanh B. Vuong	6,926	484	25,525	—	—	—	—

*	For Messrs. Montanaro, Ledgerwood and Joyce includes regular ESOP allocations of $29,400, $29,401 and $29,401, respectively, and compensation under the related ESOP Benefits Equalization Plan of $25,567, $6,291 and $1,800, respectively.

Grants of Plan-Based Awards. The following table provides information regarding options and restricted stock awards granted to the named executive officers during the fiscal year ended June 30, 2014.

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock (#)		All Other Option Awards: Number of Securities Underlying Options (#)		Exercise Price of Option Awards	Grant Date Fair Value of Stock and Option Awards
Craig L. Montanaro	—	—		—		—	—
William C. Ledgerwood	—	—		—		—	—
Patrick M. Joyce	—	—		—		—	—
Eric B. Heyer	—	—		—		—	—
Khanh B.Vuong	April 1, 2014	7,500	(1)	30,000	(1)	$14.79	$239,925	(2)

(1)	Restricted stock awards and stock options vest at a rate of 20% per year, commencing on April 1, 2015.
(2)	Amounts reflect the full grant date fair value of the awards calculated in accordance with FASB ASC Topic 718.

Outstanding Equity Awards at Fiscal Year End. The following table provides information regarding options and restricted stock awards held by the named executive officers as of June 30, 2014.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable (1)	Option Exercise Price($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(1)	Market Value of Shares or Units of Stock That Have Not Vested(2)($)
Craig L. Montanaro	140,000	—	12.71	12/5/2015	—	—
William C. Ledgerwood	140,000	—	12.71	12/5/2015	—	—
Patrick M. Joyce	140,000	—	12.71	12/5/2015	—	—
Eric B. Heyer	18,000	12,000	10.16	4/1/2021	6,000	90,840
Khanh B. Vuong	—	30,000	14.79	4/1/2024	10,500	158,970

(1)	On April 1, 2011, restricted stock awards and stock options were granted to Mr. Heyer, and restricted stock awards were granted to Mr. Vuong, and the awards vest at the rate of 20% per year, beginning on the one-year anniversary of the date of the grant. On April 1, 2014, Mr. Vuong received a grant of stock options, and an additional 7,500 shares of restricted stock awards and both awards vest at the rate of 20% per year beginning on the one-year anniversary of the date of the award.
(2)	Based upon the closing market price of the stock as of June 30, 2014 of $15.14 per share as reported on the Nasdaq Global Select Market.

Option Exercises and Stock Vested. The following table sets forth information regarding the vesting of restricted stock awards to the named executive officers during the fiscal year ended June 30, 2014.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting (1)($)
Craig L. Montanaro	—	—	—	—
William C. Ledgerwood	—	—	—	—
Patrick M. Joyce	—	—	—	—
Eric B. Heyer	—	—	3,000	44,370
Khanh B. Vuong	—	—	1,500	22,185

(1)	Based upon the fair market value of the stock on the date of vesting, April 1, 2014 of $14.79 per share as reported on the Nasdaq Global Select Market.

Pension Benefits. Kearny Bank is a participating employer in a multiple-employer pension plan sponsored by the Pentegra Defined Benefit Plan for Financial Institutions (the “Pension Plan”). Participants become fully vested in the Pension Plan upon the earlier of completion of five years’ service or attainment of the normal retirement age of 65. The Pension Plan is intended to comply with the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). The Pension Plan provides for monthly payments to each participating employee at normal retirement age. A participant who is vested in the Pension Plan may take an early retirement and elect to receive a reduced monthly benefit beginning as early as age 45. The Pension Plan also provides for payments in the event of disability or death. The annual benefit amount upon retirement at age 65 equals 2% of the participant’s highest five-year average salary times years of service. Benefits are payable in the form of a monthly retirement benefit and a death benefit or an alternative form that is actuarially equivalent. Effective July 1, 2007, Kearny Bank “froze” all future enrollments and benefit accruals under its non-contributory defined benefit pension plan and related benefits equalization plan.

The following table provides information with respect to each defined benefit pension plan in which the named executive officers may receive payments or other benefits at, following, or in connection with retirement.

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit (1)($)	Payments During Last Fiscal Year($)
Craig L. Montanaro	Pension	4	81,000	—
William C. Ledgerwood	Pension	9	394,000	—
Patrick M. Joyce	Pension	8	202,000	—
Eric B. Heyer(2)	Pension	—	—	—
Khanh B. Vuong(2)	Pension	—	—	—

(1)	Assumes retirement at normal retirement age as defined in the Pension Plan. Present value is calculated using assumptions set forth in Note 16 to the audited consolidated financial statements.
(2)	Messrs. Heyer and Vuong do not participate in the Pension Plan or Benefits Equalization Plan.

ESOP. Kearny Bank maintains an ESOP, a tax-qualified defined contribution retirement plan, for all employees who have satisfied the ESOP’s eligibility requirements. Employees of Kearny Bank who have been credited with at least 1,000 hours of service during a 12-month period are eligible to participate in the ESOP. The ESOP borrowed funds from the Company pursuant to a loan agreement and used those funds to purchase 1,745,700 shares of common stock for the ESOP in connection with the Company’s minority stock offering in 2005. The purchased shares serve as collateral for the loan. The loan is being repaid principally through annual contributions to the ESOP by Kearny Bank over the 12-year loan term. The loan is currently scheduled to be paid off on March 31, 2017. Shares purchased by the ESOP are held in a suspense account for allocation among the participants’ accounts as the loan is repaid on a pro-rata basis.

Contributions to the ESOP and shares released from the suspense account in an amount proportional to the repayment of the ESOP loan will be allocated to each eligible participant’s plan account, based on the ratio of each participant’s compensation to the total compensation of all eligible participants. Vested benefits will be payable generally upon the participants’ termination of employment, and will be paid in the form of common stock. Pursuant to FASB ASC Topic 718-40, we are required to record a compensation expense each year in an amount equal to the fair market value of the shares released from the suspense account.

401(k) Plan. Kearny Bank maintains a 401(k) Plan, a tax-qualified defined contribution retirement plan, for all employees who have satisfied the 401(k) Plan’s eligibility requirements. All eligible employees can begin participation in the 401(k) Plan on the first day of the month coinciding with or following the date on which the employee attains age 21 and has completed three months of service. A participant may contribute up to 75% of his or her compensation to the 401(k) Plan on a pre-tax basis, subject to the limitations imposed by the Internal Revenue Code. For 2014, the salary deferral contribution limit is $17,500, provided, however, that a participant over age 50 may contribute an additional $5,500 to the 401(k) Plan. In addition to salary deferral contributions, the 401(k) Plan provides that Kearny Bank will make an employer matching contribution equal to 100% of the participant’s salary deferral contribution, provided that such amount does not exceed 3% of the participant’s compensation earned during the plan year. A participant is always 100% vested in his or her salary deferral contributions and employer matching contributions. Each participant has an individual account under the 401(k) Plan and may direct the investment of his or her account among a variety of investment options or vehicles available.

Nonqualified Deferred Compensation. Kearny Bank has implemented for its senior officers a Benefits Equalization Plan related to the ESOP, and Messrs. Montanaro, Ledgerwood and Joyce are currently the only participants. This plan constitutes a defined contribution plan providing for deferral of compensation on a non-tax-qualified basis. The purpose of this plan is to provide a benefit to senior officers of Kearny Bank whose benefits under the ESOP are limited by Sections 401(a)(17) and 415 of the Internal Revenue Code. For example, this plan provides participants with a benefit for any compensation that they may earn in excess of $260,000 (as indexed) comparable to the benefits earned by all participants under the ESOP for compensation earned below that level. Kearny Bank may utilize a grantor trust in connection with this plan in order to set aside funds that ultimately may be used to pay benefits under the plan. The assets of the grantor trust will remain subject to the claims of Kearny Bank’s general creditors in the event of insolvency, until paid to a participant following termination of employment according to the terms of the plan. Benefits under the plan will be paid in a lump sum in the form of shares of common stock to the extent permissible under applicable regulations, or in the alternative, benefits will be paid in cash based upon the value of such shares at the time that such benefit payments are made. The actual value of benefits under this plan and the annual financial reporting expense associated with this plan are calculated annually based upon a variety of factors, including the actual value of benefits for participants determined under the ESOP each year, the applicable limitations under the Internal Revenue Code that are subject to adjustment annually and the compensation of each participant at such time. Generally, benefits under the plan are taxable to each participant at the time of receipt of such payment, and Kearny Bank will recognize a tax-deductible compensation expense at such time.

The following table sets forth information with respect to named executive officers with accumulated benefits under the Benefits Equalization Plan related to the ESOP:

Name	Executive Contributions In Last Fiscal Year($)	Registrant Contributions in Last Fiscal Year($)(1)	Aggregate Gain/Loss in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)(2)
Craig L. Montanaro	—	21,020	4,547	—	34,126
William C. Ledgerwood	—	4,627	1,644	—	9,675
Patrick M. Joyce	—	1,119	681	—	3,248

(1)	Contributions included in the “Registrant Contributions in Last Fiscal Year” column are included as compensation for the individual in the Summary Compensation Table.
(2)	Amounts included in the “Aggregate Balance at Last Fiscal Year End” have been reported as compensation for the individuals for years in which their summary compensation has been reported.

Current Employment Agreements. The Company and Kearny Bank have entered into employment agreements with Craig L. Montanaro, pursuant to which his minimum base salary is currently $450,000. The salary payable under Mr. Montanaro’s agreement with the Company, however, is reduced dollar-for-dollar for any salary payments made by Kearny Bank. Mr. Montanaro’s employment agreements have a term of three years, and may be extended on or before each anniversary of the effective date upon determination of the Board of Directors that his performance has met the requirements and standards of the Board of Directors. As of June 30, 2014, the term of Mr. Montanaro’s employment has been extended to June 30, 2017. Pursuant to the terms of Mr. Montanaro’s employment agreement with Kearny Bank, he is generally entitled to participate in all discretionary bonuses, pension and other retirement benefit plans, welfare benefit plans and other equity, incentive and benefit plans and perquisites applicable to senior management of Kearny Bank. Upon his termination of employment at any time on or after attainment of age 62 and until he becomes eligible for Medicare coverage, Mr. Montanaro is eligible to receive reimbursement for participation in medical coverage comparable to coverage under Kearny Bank’s plan.

If Kearny Bank terminates Mr. Montanaro without “cause” as defined in the agreement, he will be entitled to (i) a continuation of his salary from the date of termination through the remaining term of the agreement, and (ii) during the same period, the cost of obtaining health, life, disability and other benefits at levels substantially equal to those provided on the date of termination of employment. If Mr. Montanaro’s employment is terminated involuntarily without cause during the term of the agreement following a “change in control” of the Company or Kearny Bank, as defined in the agreement, or without cause within 24 months following a change in control, he will be paid an amount equal to 2.999 times his five-year average annual taxable cash compensation in a lump sum. Mr. Montanaro will also be entitled to the foregoing change in control severance payment and benefits if he voluntarily terminates his employment within 120 days following certain events within 24 months following a change in control of the Company or Kearny Bank. All amounts payable as severance in respect of a change in control will be reduced to the extent necessary such that neither the payments under the employment agreement, nor any other payments, constitute “excess parachute payments” under Section 280G of the Internal Revenue Code. If a change in control payment had been made under Mr. Montanaro’s agreement as of June 30, 2014, the payment would have equaled approximately $1,188,325.

Kearny Bank also entered into amended and restated employment agreements with Senior Executive Vice President and Chief Operating Officer William C. Ledgerwood providing for a current minimum base salary of $300,600, Executive Vice President and Chief Lending Officer Patrick M. Joyce providing for a current minimum base salary of $275,348 and Executive Vice President and Chief Financial Officer Eric B. Heyer providing for a current minimum base salary of $245,180. These agreements each have a term of two years, and each provides for extension of the term on or before each anniversary of the effective date upon determination of the Board of Directors of Kearny Bank that the officer’s performance has met its requirements and standards. Pursuant to the terms of the employment agreements, each officer is generally entitled to participate in all discretionary bonuses, pension and other retirement benefit plans, welfare benefit plans and other equity, incentive and benefit plans and perquisites applicable to senior management of Kearny Bank. Upon termination of employment at any time on or after attainment of age 62, each of the officers and his or her dependent family is also permitted to continue to participate, at Kearny Bank’s expense, in the group medical plan sponsored by Kearny Bank until such time that the officer and his or her spouse become eligible for Medicare coverage. If terminated without cause, each of these officers will be entitled to (i) a continuation of his or her salary through the remaining term of the agreement, and (ii) during the same period, the cost of obtaining health, life, disability and other benefits at levels substantially equal to those provided on the date of termination of employment. As of June 30, 2014, the remaining term of the agreements for each of the other officers was approximately two years, so a continuation of salary through the end of the term would equal $601,200 for Mr. Ledgerwood, $550,696 for Mr. Joyce and $490,360 for Mr. Heyer if the officer were terminated without cause as of that date. The value of the continuation of health, life disability and other benefits through the end of the term for each officer would equal approximately $71,263 based on Kearny Bank’s current cost of providing those benefits.

If terminated involuntarily without cause during the term of the agreement following a “change in control” of the Company or Kearny Bank, as defined in the agreement, or without cause within 24 months following a change in control, each of these officers will be paid an amount equal to 2.0 times his most recent total annual compensation paid to the officer or accrued by Kearny Bank (including amounts attributable to salary, bonus, deferred compensation and retirement plans) with respect to the officer for the most recently completed calendar year ending on or prior to such date of termination of employment of such officer. The sum shall be paid in one (1) lump sum not later than the date of such termination of service. Each of the officers will also be entitled to the foregoing change in control severance payment and benefits upon a voluntary termination of employment within 120 days following certain events within 24 months following a change in control of the Company or Kearny Bank. All amounts payable to any of the officers as severance in respect of a change in control will be reduced to the extent necessary such that neither the payments under the employment agreement, nor any other payments, constitute “excess parachute payments” under Section 280G of the Internal Revenue Code. If change in control payments had been made under these agreements as of June 30, 2014, Mr. Ledgerwood would have received a payment of approximately $776,494, Mr. Joyce would have received a payment of approximately $678,206 and Mr. Heyer would have received a payment of approximately $562,064.

Anticipated Future Employment Agreements. In connection with the proposed second-step offering and conversion by Kearny MHC, Kearny Bank intends to enter into new employment agreements with Messrs. Montanaro, Ledgerwood, Joyce, Heyer and Vuong, which will be effective on the date of the consummation of the proposed second-step offering and conversion by Kearny MHC. The employment agreements to be entered into with Messrs. Montanaro, Ledgerwood, Joyce and Heyer will replace the current employment agreements described above. The Company will also enter into the agreements with Messrs. Ledgewood, Joyce, Heyer and Vuong solely as a guarantor. Mr. Vuong is not currently covered by an employment agreement. In addition, the Company intends to enter into a new employment agreement with Mr. Montanaro, which will be substantially identical to the agreement Kearny Bank enters into with Mr. Montanaro, except the compensation payable under Mr. Montanaro’s agreement with the Company will be reduced dollar-for-dollar for any compensation paid by Kearny Bank. Messrs. Montanaro and Ledgerwood’s new agreements will have a three-year term, and the other new agreements will have a two-year term, each commencing on the first anniversary of the agreements (which is defined as July 1 of each calendar year) and renewing on each subsequent anniversary thereafter for an additional year so that the remaining term will be three years for Messrs. Montanaro and Ledgerwood’s agreements and two years for the other agreements, provided that the disinterested members of the board of directors of Kearny Bank conduct a performance evaluation of the executive and affirmatively approve the extension.

The proposed employment agreements will provide for a minimum annual base salary rate of $450,000, $300,600, $275,348, $245,180 and $236,512 for Messrs. Montanaro, Ledgerwood, Joyce, Heyer and Vuong, respectively. In addition to base salary, each executive will be generally entitled to participate in all discretionary bonuses, pension and other retirement benefit plans, welfare benefit plans and other equity, incentive and benefit plans and perquisites applicable to senior management of Kearny Bank. Upon the termination of an executive’s employment at any time on or after attainment of age 62 and until the executive becomes eligible for Medicare coverage, the executive will be eligible to receive reimbursement for participation in medical coverage comparable to coverage under Kearny Bank’s plan.

In the event of the executive’s involuntary termination of employment for reasons other than cause, disability or death, the executive will be entitled to a severance payment equal to the executive’s base salary for the remaining term of the agreement, payable in a lump sum within ten days of the executive’s termination of employment, and the executive will be entitled to be reimbursed for medical and dental coverage for the remaining term of the agreement. If severance payments had been made under these agreements as of June 30, 2014 for these types of terminations, Messrs. Montanaro, Ledgerwood, Joyce, Heyer and Vuong, respectively, would have received approximately $1,350,000, $901,800, $550,696, $490,360 and $473,024, respectively.

In the event the executive voluntarily resigns during the term of the employment agreement for “good reason” (as defined in the agreement), the executive will be entitled to a severance payment equal to the executive’s annual base salary, payable in a lump sum within ten days of the executive’s termination of employment. If severance payments had been made under these agreements as of June 30, 2014 for “good reason,” Messrs. Montanaro, Ledgerwood, Joyce, Heyer and Vuong, respectively, would have received approximately $450,000, $300,600, $275,348, $245,180 and $236,512, respectively.

In the event of a change in control of the Company or Kearny Bank followed within 24 months by the executive’s involuntary termination of employment for any reason other than cause or the executive’s termination for good reason, then in lieu of the severance benefits described immediately above, Messrs. Ledgerwood, Joyce, Heyer and Vuong will be entitled to a severance benefit equal to two times (three times for Mr. Ledgerwood) the executive’s total compensation earned during the most recently completed calendar year ending on or prior to the date of the executive’s termination of employment and Mr. Montanaro will be entitled to a severance benefit equal to 2.999 times his five-year average annual taxable cash compensation, payable in a lump sum within ten days of the executive’s date of termination of employment and the executives will be entitled to continued participation in non-taxable medical and dental coverage for the remaining term of the agreement. Messrs. Ledgerwood, Joyce, Heyer and Vuong’s agreements (and not Mr. Montanaro’s agreements) will provide that change in control severance payments will be reduced, to the extent necessary, to avoid a penalty tax under Section 280G of the Internal Revenue Code. If change in control severance payments had been made under these agreements as of June 30, 2014, Messrs. Montanaro, Ledgerwood, Joyce, Heyer and Vuong, respectively, would have received approximately $1,188,325, $1,164,741, $678,206, $562,064 and $551,550, respectively.

For purposes of the employment agreements, “good reason” will be defined as: (i) a material reduction in the executive’s base salary or benefits (other than a reduction that is part of a good faith, overall reduction applicable to all employees); (ii) a material reduction in the executive’s authority, duties or responsibilities; or (iii) a material breach of the employment agreement by Kearny Bank.

Upon any termination of employment (except following a change in control), Messrs. Montanaro, Ledgerwood, Joyce, Heyer and Vuong will each be required to adhere to non-competition and non-solicitation covenants for six months.

Kearny Bank also anticipates entering into new employment agreements with certain other individuals, which will contain similar terms to the agreements for Messrs. Joyce, Heyer and Vuong and change in control agreements with certain non-executive level officers, which will provide, in the event of a change in control of the Company or Kearny Bank followed within 24 months by the individual’s involuntary termination of employment for any reason other than cause or the executive’s termination for good reason, a severance payment equal to the individual’s annual base salary and bonus, payable in a lump sum within ten days of the individual’s termination of employment.

Executive Life Insurance Agreements. Kearny Bank is party to Executive Life Insurance Agreements with each of the named executive officers pursuant to which Kearny Bank has purchased life insurance policies on the named executive officers. Under the agreements, the beneficiaries of the named executive officers are entitled to a death benefit paid by the insurer from the policy proceeds equal to two times the named executive officer’s highest annual base salary in effect during the three calendar years prior to death if the named executive officer dies while employed by Kearny Bank or in effect during the three calendar years prior to retirement if the named executive officer is retired at the time of death and meets certain age and service requirements. The maximum death benefit, however, may not exceed $1.5 million. In the event of a change in control of Kearny Bank prior to the named executive officer’s death or retirement, the death benefit shall remain in effect regardless of whether the age and service requirements have been met.

Potential Payments Upon Resignation, Retirement or Termination. The table below reflects the amount of compensation payable to each of the named executive officers in accordance with each individual’s employment agreement and other benefit plans and agreements as discussed in the preceding sections in the event of termination of such executive’s employment. The amounts shown assume that such termination was effective as of June 30, 2014, and thus includes amounts earned through such time and are estimates of the amounts which would be paid out to the executives upon their termination. The amounts shown relating to unvested stock options and stock awards are based on the fair market value of the Company common stock on June 30, 2014 of $15.14. The actual amounts to be paid out can only be determined at the time of such executive’s termination of employment.

Name and Plan	Voluntary Resignation($)	Early Retirement (at age 62)($)	Normal Retirement (at age 65)($)	Termination w/o Cause No Change in Control($)	Termination w/o Cause With Change in Control($)	Death($)	Disability($)
Craig L. Montanaro
Salary	—	—	—	1,350,000	1,188,325	37,500	1,035,000
Incentive/Bonus	—	—	—	13,500	—	—	13,500
Life Insurance	—	—	—	—	—	950,000	—

Total Cash Payments	—	—	—	1,363,500	1,188,325	987,500	1,048,500
Benefits
Medical/Vision	—	88,989	—	88,989	—	—	88,989
Dental	—	—	—	4,717	—	—	4,717
Life Insurance	—	468	156	468	—	—	468
LTD/LTC	—	—	—	11,886	—	—	11,886
Accident	—	—	—	792	—	—	792
ESOP BEP Benefits	25,567	25,567	25,567	25,567	25,567	25,567	25,567

Total Benefits	25,567	115,024	25,723	132,419	25,567	25,567	132,419
Total Cash & Benefits	25,567	115,024	25,723	1,495,919	1,213,892	1,013,067	1,180,919
Value Unvested Options Acceleration	—	—	—	—	—	—	—
Value Unvested Stock Awards Acceleration	—	—	—	—	—	—	—

Total	25,567	115,024	25,723	1,495,919	1,213,892	1,013,067	1,180,919

William C. Ledgerwood
Salary	—	—	—	601,200	776,494	25,050	495,990
Incentive/Bonus	—	—	—	9,018	—	—	9,018
Life Insurance	—	—	—	—	—	651,200	—

Total Cash Payments	—	—	—	610,218	776,494	676,250	505,008
Benefits
Medical/Vision	—	61,287	—	40,859	—	—	40,859
Dental	—	—	—	3,144	—	—	3,144
Life Insurance	—	468	156	312	—	—	312
LTD/LTC	—	—	—	11,000	—	—	11,000
Accident	—	—	—	528	—	—	528
ESOP BEP Benefits	6,291	6,291	6,291	6,291	6,291	6,291	6,291

Total Benefits	6,291	68,046	6,447	62,134	6,291	6,291	62,134
Total Cash & Benefits	6,291	68,046	6,447	672,352	782,785	682,541	567,142
Value Unvested Options Acceleration	—	—	—	—	—	—	—
Value Unvested Stock Awards Acceleration	—	—	—	—	—	—	—

Total	6,291	68,046	6,447	672,352	782,785	682,541	567,142

Potential Payments Upon Resignation, Retirement or Termination (continued)

Name and Plan	Voluntary Resignation($)	Early Retirement (at age 62)($)	Normal Retirement (at age 65)($)	Termination w/o Cause No Change in Control($)	Termination w/o Cause With Change in Control($)	Death($)	Disability($)
Patrick M. Joyce
Salary	—	—	—	550,696	678,206	22,945	454,324
Incentive/Bonus	—	—	—	8,059	—	—	8,059
Life Insurance	—	—	—	—	—	587,264	—

Total Cash Payments	—	—	—	558,755	678,206	610,209	462,383
Benefits
Medical/Vision	—	88,989	—	59,326	—	—	59,326
Dental	—	—	—	3,144	—	—	3,144
Life Insurance	—	468	156	312	—	—	312
LTD/LTC	—	—	—	6,793	—	—	6,793
Accident	—	—	—	528	—	—	528
ESOP BEP Benefits	1,800	1,800	1,800	1,800	1,800	1,800	1,800

Total Benefits	1,800	91,257	1,956	71,903	1,800	1,800	71,903
Total Cash & Benefits	1,800	91,257	1,956	630,658	680,006	612,009	534,286
Value Unvested Options Acceleration	—	—	—	—	—	—	—
Value Unvested Stock Awards Acceleration	—	—	—	—	—	—	—

Total	1,800	91,257	1,956	630,658	680,006	612,009	534,286

Eric B. Heyer
Salary	—	—	—	490,360	562,064	20,431	414,414
Incentive/Bonus	—	—	—	7,176	—	—	7,176
Life Insurance	—	—	—	—	—	528,400	—

Total Cash Payments	—	—	—	497,536	562,064	548,831	421,590
Benefits
Medical/Vision	—	88,989	—	59,326	—	—	59,326
Dental	—	—	—	3,144	—	—	3,144
Life Insurance	—	468	156	312	—	—	312
LTD/LTC	—	—	—	1,255	—	—	1,255
Accident	—	—	—	528	—	—	528
ESOP BEP Benefits	—	—	—	—	—	—	—

Total Benefits	—	89,457	156	64,565	—	—	64,565
Total Cash & Benefits	—	89,457	156	562,101	562,064	548,831	486,155
Value Unvested Options Acceleration	—	—	—	—	59,760	59,760	59,760
Value Unvested Stock Awards Acceleration	—	—	—	—	90,840	90,840	90,840

Total	—	89,457	156	562,101	712,664	699,431	636,755

Potential Payments Upon Resignation, Retirement or Termination (continued)

Name and Plan	Voluntary Resignation($)	Early Retirement (at age 62)($)	Normal Retirement (at age 65)($)	Termination w/o Cause No Change in Control($)	Termination w/o Cause With Change in Control($)	Death($)	Disability($)
Khanh B. Vuong
Salary	—	—	—	—	—	—	—
Incentive/Bonus	—	—	—	—	—	—	—
Life Insurance	—	—	—	—	—	500,500	—

Total Cash Payments	—	—	—	—	—	500,500	—
Benefits
Medical/Vision	—	—	—	—	—	—	—
Dental	—	—	—	—	—	—	—
Life Insurance	—	—	—	—	—	—	—
LTD/LTC	—	—	—	—	—	—	—
Accident	—	—	—	—	—	—	—
ESOP BEP Benefits	—	—	—	—	—	—	—

Total Benefits	—	—	—	—	—	—	—
Total Cash & Benefits	—	—	—	—	—	500,500	—
Value Unvested Options Acceleration	—	—	—	—	10,500	10,500	10,500
Value Unvested Stock Awards Acceleration	—	—	—	—	158,970	158,970	158,970

Total	—	—	—	—	169,470	669,970	169,470

DIRECTOR COMPENSATION

Set forth below is a table providing information concerning the compensation of the non-employee directors of the Company for the fiscal year ended June 30, 2014. Mr. Montanaro, our President and Chief Executive Officer, does not receive separate compensation for his service as a director, and information with respect to the compensation paid to Mr. Montanaro is included above in the Summary Compensation Table.

	Fees Earned
	or Paid	Change in	All Other
Name	in Cash($)	Pension Value(1)($)	Compensation(2)($)	Total(3)($)
John J. Mazur, Jr.	103,480	103,000	27,030	233,510
Matthew T. McClane	90,300	33,000	27,243	150,543
John F. McGovern	94,950	63,000	25,900	183,850
Theodore J. Aanensen	92,500	50,000	20,219	162,719
Joseph P. Mazza	95,400	49,000	20,678	165,078
John F. Regan	93,650	40,000	11,533	145,183
Leopold W. Montanaro	89,150	27,000	17,297	133,447
John N. Hopkins	90,400	33,000	25,777	149,177

(1)	For more information concerning the Directors Consultation and Retirement Plan, please see Note 16 to the audited consolidated financial statements.
(2)	For fiscal year 2014, all other compensation included the following:

Name	Health Care and Dental Premiums($)	Long Term Care Premiums($)	Bank Owned Life Insurance*($)	Total All Other Compensation($)
John J. Mazur, Jr.	21,554	4,343	1,133	27,030
Matthew T. McClane	10,520	5,225	11,498	27,243
John F. McGovern	25,256	—	644	25,900
Theodore J. Aanensen	10,520	6,922	2,777	20,219
Joseph P. Mazza	10,520	7,102	3,056	20,678
John F. Regan	5,190	3,566	2,777	11,533
Leopold W. Montanaro	10,520	5,225	1,552	17,297
John N. Hopkins	10,520	6,220	9,037	25,777

*	For each director, other than Mr. Hopkins and Mr. Montanaro, the Company maintains life insurance arrangements providing for a death benefit of $500,000. Life insurance arrangements provide for a death benefit of $1,950,000 for Mr. Hopkins and $292,312 for Mr. Montanaro.
(3)	As of June 30, 2014, each non-employee director, other than Mr. Hopkins, held options to acquire 133,655 shares of common stock. As of June 30, 2014, Mr. Hopkins held options to acquire 600,000 shares of common stock.

Board Fees. Directors are paid a fee of $1,250 per Kearny Bank Board of Directors meeting attended, $600 per the Company meeting attended and $600 per Kearny MHC meeting attended. The Chairman receives a higher fee of $1,500, $720 and $720, for Kearny Bank, the Company and Kearny MHC meetings, respectively. Directors receive a fee for participation in special meetings of the Board of Directors. Participation in a special meeting by means of a conference telephone or similar communications device through which all persons participating can hear each other at the same time constitutes presence in person for all purposes. Attendance in person is required in order to be paid for regularly scheduled board meetings.

Members of the Kearny Bank Executive Committee do not receive a fee for committee meetings. Each member of the Kearny Bank Board of Directors is also a member of the Executive Committee. Members of the Audit & Compliance Committee and the Chairman of this committee are paid $250 and $350, respectively, for each meeting attended. Members of the Compensation Committee and the Chairman of this committee are paid $250 and $300, respectively, for each meeting attended.

Directors also receive an annual retainer as follows: Directors are paid $46,400 for service on the Kearny Bank’s board, $9,000 for service on the Company’s board and $9,000 for service on Kearny MHC’s board. The Chairman receives an annual retainer of $49,280, $9,000, and $9,000 for service on Kearny Bank, the Company and Kearny MHC boards, respectively. Directors who also serve as employees do not receive compensation as directors. Directors also receive coverage under the Company’s health, dental and long-term care insurance plans.

Director Life Insurance Agreements. Kearny Bank is party to Director Life Insurance Agreements with each director pursuant to which Kearny Bank has purchased life insurance policies on the directors. The directors become entitled to death benefits under the agreements if they (i) die while serving as a member of the Board of Directors, or (ii) retire from Board of Directors service on or after attaining age 70, or (iii) retire from Board of Directors service on or after attaining age 60 and at a time when the director’s years of service with Kearny Bank and the director’s age equals at least 75. Under the agreements, the director’s beneficiaries are entitled to a death benefit equal to $500,000 (and a death benefit of $1,950,000 for John N. Hopkins and $292,312 for Leopold W. Montanaro), which will be paid by the life insurance company. In the event of a change in control of Kearny Bank prior to the named director’s death or retirement, the death benefit shall remain in effect regardless of whether the age and service requirements have been met.

Directors Consultation and Retirement Plan. The Company maintains a Directors Consultation and Retirement Plan (the “DCRP”). The DCRP provides retirement benefits to the directors of the Company, Kearny MHC and Kearny Bank based upon the number of years of service as a director. To be eligible to receive benefits under the DCRP, a director generally must have completed at least five years of service and must not retire from the Board of Directors prior to reaching 60 years of age. If a director agrees to become a consulting director upon retirement, he will receive a monthly payment equal to 2.5% of the total retainer plus fees paid for attendance at regular and special meetings and meetings of the Executive Committee paid to him by the Company, Kearny MHC and Kearny Bank during the 12-month period prior to the date of retirement multiplied by the number of years of service as a director, not to exceed 80% of Board of Directors compensation. Benefits under the DCRP begin upon a director’s retirement and are paid for life; provided, however, that in the event of a director’s death prior to the receipt of 120 monthly payments, payments shall continue to the director’s surviving spouse or estate until 120 payments have been made. In the event there is a change in control (as defined in the DCRP), all directors will be presumed to be eligible to receive benefits under the DCRP and each director will receive a lump sum payment equal to the present value of future benefits payable. Benefits under the DCRP are unvested and forfeitable until retirement at or after age 60 with at least five years of service, termination of service following a change in control, or disability following at least five years of service or death.

In connection with the proposed second-step offering and conversion by Kearny MHC, the DCRP will be amended to provide that no new individuals will become participants in the DCRP after the proposed second-step offering and conversion by Kearny MHC.

PROPOSAL II - RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITOR

The Audit & Compliance Committee of the Board of Directors of the Company has appointed BDO USA, LLP (“BDO”) as the Company’s independent auditor for the fiscal year ending June 30, 2015. This appointment is being submitted to the Company’s shareholders for ratification. BDO was the Company’s independent auditor for the fiscal year ended June 30, 2014. A representative of BDO is expected to be present at the Annual Meeting, will have the opportunity to make a statement if he or she so desires, and is expected to be available to respond to appropriate questions.

Ratification of the appointment of the independent auditor requires the affirmative vote of a majority of the votes cast, in person or by proxy, by the shareholders of the Company at the Annual Meeting. The Board of Directors recommends that shareholders vote “FOR” the ratification of the appointment of BDO USA, LLP as the Company’s independent auditor for the 2015 fiscal year.

Principal Accounting Fees and Services. Under the Sarbanes-Oxley Act of 2002, all auditing services and non-audit services provided by an issuer’s independent auditor must be approved by the issuer’s audit committee prior to such services being rendered or be approved pursuant to pre-approval policies and procedures established by the issuer’s audit committee. The Company’s Audit & Compliance Committee approves each service prior to the engagement of the auditor for all audit and non-audit services. All of the services listed below were approved by the Audit & Compliance Committee prior to the service being rendered. There were no non-audit services described below that were not recognized as non-audit services at the time of engagement that were approved after the fact pursuant to the de mininus exception under the Sarbanes-Oxley Act of 2002.

Audit Fees. Audit fees consist of fees for professional services rendered for the audit of the Company’s annual consolidated financial statements and for the review of the quarterly consolidated financial statements. The aggregate audit fees billed by the Company’s principal auditors for the years ended June 30, 2014 and 2013 were $347,486 and $345,055, respectively.

Audit-Related Fees. Audit-related fees consist principally of assurance and related services normally provided by the independent auditor in connection with statutory and regulatory filings. The aggregate audit related fees billed by the Company’s principal auditors for the years ended June 30, 2014 and 2013 were $49,629 and $48,544, respectively.

Tax Fees. The aggregate fees billed by the Company’s principal auditors for professional services rendered for tax compliance, tax advice and tax planning totaled $36,964 and $30,032 for the years ended June 30, 2014 and 2013, respectively. Tax-related services consisted of tax return preparation and consultation.

All Other Fees. The aggregate fees billed by the Company’s principal auditors for professional services rendered for services or products other than those listed under the captions “Audit Fees,” “Audit-Related Fees,” and “Tax Fees” totaled $0 and $37,000 for fiscal years ended June 30, 2014 and 2013, respectively, for services rendered to comply with regulations related to interactive data reporting standards required by the Securities and Exchange Commission.

PROPOSAL III – ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Compensation Discussion and Analysis appearing earlier in this proxy statement describes our executive compensation program and the compensation decisions made by our Compensation Committee with respect to the Chief Executive Officer and other officers named in the Summary Compensation Table (who are referred to as the “named executive officers”). At the 2011 Annual Meeting of Stockholders, our board of directors recommended, and the shareholders approved, a non-binding vote in favor of holding an advisory vote on executive compensation every three years. As a result, we determined to hold an advisory vote on executive compensation every three years. Pursuant to Section 14A of the Securities Exchange Act of 1934, the board of directors is requesting shareholders to cast a non-binding advisory vote on the following resolution:

“RESOLVED, that the shareholders of Kearny Financial Corp. (“Kearny”) approve the compensation paid to Kearny’s named executive officers, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and narrative accompanying the tables.”

Our executive compensation program is based on a pay for performance philosophy that is designed to support our business strategy and align the interests of its executives with its shareholders. Our board of directors believes that the link between compensation and the achievement of its long- and short-term business goals has helped our company’s financial performance over time, while not encouraging excessive risk-taking by management.

While this advisory vote is non-binding, the Compensation Committee and the board of directors value the views of the stockholders and will consider the outcome of this vote in future executive compensation decisions.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s officers and directors, and persons who own more than ten percent of the Common Stock, to file reports of ownership and changes in ownership of the Common Stock with the Securities and Exchange Commission and to provide copies of those reports to the Company. The Company is not aware of any beneficial owner, as defined under Section 16(a), of more than ten percent of the outstanding common stock, other than Kearny MHC. Based solely on its review of these reports or representations from the reporting persons that no filings are due, the Company believes that all Section 16(a) filing requirements applicable to its officers and directors were complied with during the 2014 fiscal year.

STOCKHOLDER COMMUNICATIONS TO THE BOARD

AND STOCKHOLDER PROPOSALS

The Board of Directors does not have a formal process for shareholders to send communications to the Board of Directors. In view of the infrequency of stockholder communications to the Board of Directors, the Board of Directors does not believe that a formal process is necessary. Written communications received by the Company from shareholders are shared with the full Board of Directors no later than the next regularly scheduled Board of Directors meeting.

In order to be considered for inclusion in the Company’s proxy materials for the 2015 annual meeting of shareholders, all stockholder proposals must be received at the Company’s executive office at 120 Passaic Avenue, Fairfield, New Jersey 07004 no later than May 24, 2015.

Under the Company’s bylaws, any new business to be taken up at the annual meeting shall be stated in writing and filed with the secretary of the Company at least five days before the date of the annual meeting, and all business so stated, proposed and filed shall be considered at the annual meeting; but no other proposal shall be acted upon at the annual meeting.

Unless unable to attend due to illness or other unforeseen circumstances, each member of the Board of Directors is present at annual meetings. Nine directors attended the 2013 Annual Meeting of Shareholders.

OTHER MATTERS

The Board of Directors is not aware of any other matters to come before the Annual Meeting. However, if any other matters should properly come before the Annual Meeting or any adjournments, it is intended that proxies in the accompanying form will be voted in respect thereof in accordance with the judgment of the persons named in the accompanying proxy.

MISCELLANEOUS

The Company will bear the cost of soliciting proxies. The Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses that they incur in forwarding proxy materials to the beneficial owners of Common Stock. In addition to soliciting proxies by mail, directors, officers, and regular employees of the Company may solicit proxies personally or by telephone without additional compensation.

The Company’s 2014 Annual Report to Shareholders, which includes a copy of the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2014, is being made available to shareholders with this Proxy Statement. Except to the extent specifically incorporated by reference, the Annual Report is not to be treated as part of the proxy solicitation material nor as having been incorporated by reference herein.

REVOCABLE PROXY

KEARNY FINANCIAL CORP.

ANNUAL MEETING OF SHAREHOLDERS
OCTOBER 30, 2014
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS.

The undersigned hereby appoints the Board of Directors of Kearny Financial Corp. (the “Company”), or its designee, with full powers of substitution, to act as attorneys and proxies for the undersigned, to vote all shares of common stock of the Company, which the undersigned is entitled to vote at the Annual Meeting of Shareholders (the “Annual Meeting”), to be held at the Crowne Plaza Hotel, 690 Route 46 East, Fairfield, New Jersey on October 30, 2014, at 10:00 a.m. and at any and all adjournments thereof, in the following manner:

Mark here if you plan to attend the meeting. ☐

Mark here for address change. ☐

IMPORTANT ANNUAL MEETING INFORMATION
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON OCTOBER 30, 2014.	Comments:

THE PROXY STATEMENT AND THE ANNUAL REPORT ARE AVAILABLE AT: http://www.cfpproxy.com/5791

FOLD HERE – PLEASE DO NOT DETACH – PLEASE ACT PROMPTLY
PLEASE COMPLETE, DATE, SIGN, AND MAIL THIS PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE

☒	PLEASE MARK VOTES AS IN THIS EXAMPLE
		For	With- hold	For all except			For	Against	Abstain
1.	The election as director of the nominees listed (except as marked to the contrary below):	☐	☐	☐	2.	Ratification of the appointment of BDO USA, LLP as the Company’s independent auditor for the fiscal year ending June 30, 2015.	☐	☐	☐
							For	Against	Abstain

	Theodore J. Aanensen Joseph P. Mazza John F. Regan				3.	An advisory, non-binding resolution to approve the Company’s executive compensation as described in the Proxy Statement.	☐	☐	☐

The Board of Directors recommends a vote “FOR” each of the nominees and “FOR” proposals 2 and 3.

INSTRUCTION: To withhold authority to vote for any individual nominee, mark “FOR ALL EXCEPT” and write that nominee’s name in the space provided below.

THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED “FOR” THE LISTED NOMINEES AND “FOR” PROPOSALS 2 AND 3. IF ANY OTHER BUSINESS IS PRESENTED AT THE ANNUAL MEETING, THIS PROXY WILL BE VOTED BY THOSE NAMED IN THIS PROXY IN ACCORDANCE WITH THE DETERMINATION OF THE BOARD OF DIRECTORS. AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE ANNUAL MEETING. THIS PROXY CONFERS DISCRETIONARY AUTHORITY ON THE HOLDERS THEREOF TO VOTE WITH RESPECT TO THE ELECTION OF ANY PERSON AS DIRECTOR WHERE THE NOMINEE IS UNABLE TO SERVE OR FOR GOOD CAUSE WILL NOT SERVE AND MATTERS INCIDENT TO THE CONDUCT OF THE ANNUAL MEETING.

Please be sure to date and sign this proxy card in the box below.		Date			Should the above stockholder be present and elect to vote at the Annual Meeting or at any adjournment thereof and after notification to the Secretary of the Company at the Annual Meeting of the shareholder’s decision to terminate this proxy, then the power of said attorneys and proxies shall be deemed terminated and of no further force and effect. The above stockholder acknowledges receipt from the Company prior to the execution of this proxy of notice of the Annual Meeting, a Proxy Statement therefor and the 2014 Annual Report to Shareholders

Sign above		Co-holder (if any) sign above

Please sign exactly as your name appears on this proxy card. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder should sign.